UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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AMERICAN FINANCIAL GROUP, INC.

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One East Fourth Street
Cincinnati, Ohio 45202
2011
Notice of Annual Meeting of Shareholders
and Proxy Statement
To be Held on May 11, 2011
Dear Shareholder:
We invite you to attend our Annual Meeting of Shareholders on Wednesday, May 11, 2011, in Cincinnati, Ohio. In connection with the meeting, we will report on our operations and you will have an opportunity to meet your Company’s directors and senior executives.
This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.
We are pleased once again to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2010 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. The Notice also instructs you on how to submit your proxy over the Internet. We believe that this process will allow us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
We want your shares to be represented at the meeting and urge you to vote using our Internet or telephone voting systems or by promptly returning a properly completed proxy card.
Sincerely,

Karl J. Grafe
Vice President & Secretary
Cincinnati, Ohio
March 25, 2011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF AMERICAN FINANCIAL GROUP, INC.

Date:	Wednesday, May 11, 2011

Time:	11:30 a.m., Cincinnati, Ohio Time

Place:	The Cincinnatian Hotel Second Floor — Filson Room 601 Vine Street Cincinnati, Ohio 45202

Purpose:	1.	Elect ten directors
	2.	Ratify Independent Registered Public Accounting Firm
	3.	Approve the Co-CEO Equity Bonus Plan
	4.	Approve the Annual Senior Executive Bonus Plan
	5.	Conduct an advisory vote on executive compensation (Say-on-Pay)
	6.	Conduct an advisory vote on the frequency of holding future advisory votes on executive compensation (Say When on Pay)
	7.	Consider two shareholder proposals, if properly presented
	8.	Conduct other business if properly raised

Record Date:	March 15, 2011 - Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of the notice of availability of this proxy statement and accompanying proxy card is April 1, 2011.
Your vote is important.
If you are a shareholder of record, you can vote your shares via the Internet or by using a toll-free telephone number by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed postage-paid envelope.
Because rules governing how brokers may vote your shares have recently changed, brokers may no longer use discretionary authority to vote your shares on the election of directors if they have not received instructions from you. Please vote your proxy so that your vote may be counted.

The Company makes available, on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. To access these filings, go to the Company’s website (www.AFGinc.com) and click on the “Investor Relations” in the top of the home page and select “SEC Filings” from the menu. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements and schedules, filed with the SEC, are also available without charge to shareholders upon written request addressed to:
Investor Relations
American Financial Group, Inc.
301 East Fourth Street
Cincinnati, Ohio 45202

GENERAL INFORMATION
Record Date; Shares Outstanding
As of March 15, 2011, the record date for determining shareholders entitled to notice of and to vote at the meeting, the Company had 103,886,069 shares of common stock outstanding and eligible to vote. This number does not include 14,940,627 shares held by subsidiaries of AFG which, under Ohio law, are not entitled to vote and are not considered to be outstanding for purposes of the meeting. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum but will not be considered votes cast on a proposal. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal. Broker non-votes will not affect the outcome of any matter being voted on at the meeting.
Proxies and Voting Procedures
Shareholders of record can vote by mail, via the Internet or by telephone. Internet and telephone voting information is provided on the proxy card. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote by mail, or via the Internet or by telephone if these options are offered by the bank or broker. You may vote by telephone or Internet 24 hours a day, 7 days a week until 11:59 p.m., Cincinnati, Ohio time, the day before the meeting. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.
If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope.
If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.
Solicitation of proxies through the mail, in person and otherwise, is being made by management at the direction of AFG’s Board of Directors, without additional compensation. AFG will pay all costs of soliciting proxies. In addition, AFG will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons, and AFG will reimburse them for their expenses.
If a choice is specified on a properly executed proxy card, the shares will be voted accordingly. If a proxy card is signed without a preference indicated, those shares will be voted in accordance with the recommendations of our Board of Directors, namely “FOR” the election of the ten nominees proposed for the Board of Directors, “FOR” the ratification of the Company’s independent registered public accounting firm, “FOR” the approval of the Co-CEO Equity Bonus Plan, “FOR” the approval of the Annual Senior Executive Bonus Plan, “FOR” the approval, on an advisory basis, of executive compensation as disclosed in this proxy statement, “FOR” a frequency of every year for future advisory votes on executive compensation, and “AGAINST” each of the shareholder proposals, if properly presented. If any other matters properly come before the meeting or any postponement or adjournment of the meeting, each properly executed proxy card will be voted in the discretion of the named proxies. Management has not received proper notice of any matters to be presented at the meeting other than those proposed in this proxy statement.
Banks or brokers holding shares for beneficial owners must vote those shares as instructed. If the bank or broker has not received instructions from you, the beneficial owner, the bank or broker generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accountants. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your vote with respect to all other matters is counted.

Votes Required
With respect to Proposal No. 1, the ten nominees who receive the greatest number of votes will be elected. Abstentions will not count as a vote for or against a nominee.
The advisory vote on the frequency of say-on-pay votes (every year, every two years or every three years) (Proposal No. 6) is a plurality vote, and we will consider shareholders to have expressed a non-binding preference for the frequency option that receives the most favorable votes. Abstentions will have the same effect as not expressing a preference.
Approval of all other matters at the meeting, including approval on an advisory basis of our executive compensation (Proposal No. 5), or of postponement or adjournment, require the affirmative vote of a majority of the votes cast. Abstentions will not be counted either for or against these proposals.
Retirement and Savings Plan Participants
If you are a participant in the Company’s retirement and savings plan with a balance in the AFG Common Stock Fund, the accompanying proxy card shows the number of shares of common stock attributed to your account balance, calculated as of the record date. In order for your plan shares to be voted in your discretion, you must vote at least two business days prior to the day of the meeting (by the end of the day on May 8, 2011) either by Internet, telephone, or returned properly signed proxy card. If you choose not to vote or if you return an invalid or unvoted proxy card, the Administrative Plan Committee, consisting of four senior executive officers of the Company, will vote your plan shares in the Committee’s sole discretion. Individual plan participants’ votes will be processed by the plan trustee, and will not be disclosed to the Company.
Revoking a Proxy
Whether you vote by mail, via the Internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to the Company’s Secretary, at the address set forth under “Communication with Directors” on page 46, or by voting in person at the meeting.
Cumulative Voting
Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. The ten nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to the Company’s corporate secretary not less than 48 hours before the time fixed for the holding of the meeting. The authority solicited by this proxy statement includes discretionary authority to cumulate votes in the election of directors.
MATTERS TO BE CONSIDERED

Proposal No. 1 ►	Elect Ten Directors
The Board of Directors oversees the management of the Company on your behalf. The Board reviews AFG’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Co-Chief Executive Officers, setting the scope of their authority to manage the Company’s business day-to-day, and evaluating senior management performance.
Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated ten individuals to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than ten nominees. Each nominee is a current director and brings a strong and unique background and set of qualifications to the Board, giving the Board as a whole competence and experience in a wide variety of areas central to the Company’s businesses, including corporate governance and board service, executive management and entrepreneurial experience and insurance, finance and accounting expertise.

The nominees for election to the Board of Directors are:

Carl H. Lindner Director since 1959	Mr. Lindner is our Chairman of the Board, and until January 2005, also served as Chief Executive Officer of the Company. Mr. Lindner began working in 1940 in his family’s Norwood, Ohio cash-and-carry dairy market. That store was the origin of the Lindner family’s United Dairy Farmers, Inc. convenience store chain and launched Mr. Lindner’s career as self-made businessman and entrepreneur. Mr. Lindner founded American Financial Corporation (“AFC”), the predecessor to the Company. Mr. Lindner served as AFC’s Chairman of the Board and Chief Executive Officer from its founding in 1959, leading its entry into the insurance industry. Mr. Lindner previously served as Chairman of the Board of Directors of Great American Financial Resources, Inc., a subsidiary of the Company that markets tax-deferred annuities principally to employees of educational institutions and offers supplemental insurance products, until it became a private company in 2007. He was inducted into the Greater Cincinnati Business Hall of Fame in 2008. Mr. Lindner’s career, first as a self-made businessman and entrepreneur, next as an established principal executive officer during the growth of privately-held and publicly traded companies, and, most importantly, as the founder and driving vision behind the Company, uniquely qualifies him to serve as the Chairman of the Board of Directors of the Company.

Carl H. Lindner III Director since 1991	Mr. Lindner has been Co-Chief Executive Officer and Co-President since January 2005, and since 1996, he has served as Co-President of the Company. Until 2010, for over ten years, Mr. Lindner served as President, and since 2010, Mr. Lindner has served as Chairman of Great American Insurance Company, a subsidiary of the Company, and has been principally responsible for the Company’s property and casualty insurance operations. The Board believes that Mr. Lindner’s familiarity with the Company as a whole, as well as his experience and expertise in its core property and casualty insurance businesses, makes his service on the Board of Directors extremely beneficial to the Company.

S. Craig Lindner Director since 1985	Mr. Lindner has been Co-Chief Executive Officer and Co-President since January 2005, and since 1996, he has served as Co-President of the Company. For more than ten years, Mr. Lindner has been President of our Great American Financial Resources, Inc. subsidiary, and has been principally responsible for the Company’s annuity and supplemental health insurance operations. Until 2011, for over ten years, Mr. Lindner served as President, and since 2011, Mr. Lindner has served as Chairman, of American Money Management Corporation, a subsidiary that provides investment services for the Company and certain of its affiliated companies. Until April 2007, Mr. Lindner was a director of National City Corp. (now a part of PNC Financial Services Group, Inc.). The Board believes that Mr. Lindner’s familiarity with the Company as a whole, as well as his experience and expertise in its core annuity and supplemental health insurance operations and the Company’s investment portfolio, makes his service on the Board of Directors extremely beneficial to the Company.

Kenneth C. Ambrecht Director since 2005	(Member of the Compensation Committee; Member of the Corporate Governance Committee) Mr. Ambrecht has extensive corporate finance experience having worked in the U.S. capital markets for over 30 years. In December 2005, Mr. Ambrecht organized KCA Associates LLC, through which he serves as a consultant to several companies, advising them with respect to financial transactions. From July 2004 to December 2005, he served as a Managing Director with the investment banking firm First Albany Capital. For more than five years prior, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. Prior to that post, Mr. Ambrecht worked with the investment bank Lehman Brothers as Managing Director of its capital markets division. In September 2009, he joined the Board of Directors of Spectrum Brands, Inc., a global consumer products company. For more than five years, Mr. Ambrecht has been a member of the Board of Directors of Fortescue Metals Group Limited, an Australian mining company. Until February 2010, he served on the Board of Directors of Dominion Petroleum Ltd., a Bermuda domiciled company dedicated to exploration of oil and gas reserves in east and central Africa and until 2007 he was a member of the Board of Directors of Great American Financial Resources, Inc. The Board believes that Mr. Ambrecht’s knowledge and experience in the areas of corporate finance, capital markets, capital structures and investment portfolio management benefit the Company in light of its businesses.

Theodore H. Emmerich Director since 1988	(Chairman of the Audit Committee) Prior to his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney, a predecessor to Ernst & Young. He currently serves on the Board of Trustees of the Christ Hospital, Christ Hospital Foundation, the University of Cincinnati Foundation, and as President and Treasurer of the Elizabeth Gamble Deaconess Home Association, each in Cincinnati, Ohio. He formerly served as a director of Summit Mutual Funds, Inc., Victory Mutual Funds, Inc., American Steel & Wire Corp., and Citicasters, Inc. In his capacity as a certified public accountant and managing partner of Ernst and Whinney, Mr. Emmerich developed significant experience in preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that compare to those of the Company and qualify him as an “audit committee financial expert” under SEC guidelines. Mr. Emmerich’s experience with one of the Big Four accounting firms, both as a certified public accountant and in a managerial role, qualify him for membership on the Company’s Board and Audit Committee. The Board believes that the Company benefits from Mr. Emmerich’s understanding of accounting and financial reporting, disclosures and controls, and managerial experience, all of which began in his years with Ernst and Whinney.

James E. Evans Director since 1985	For more than ten years, Mr. Evans has served as Senior Vice President and General Counsel of the Company. Prior to that he also served as Vice President and General Counsel of AFC beginning in 1976. Mr. Evans also previously served on the Boards of Directors of The Penn Central Corporation, Citicasters, Inc. and other affiliated companies. He began his career in the private practice of law with Keating Muething & Klekamp PLL in 1971. The Board believes that Mr. Evans’ many years of experience with legal and business issues involving the Company specifically, as well as his legal and business expertise generally, render his Board service invaluable to the Company.

Terry S. Jacobs Director since 2003	(Chairman of the Compensation Committee; Member of the Audit Committee) Mr. Jacobs has served as Chairman and CEO of The JFP Group, LLC, a real estate development company, since September 2005. From September 2008 through December 2010, he served as Chairman and Chief Executive Officer, and since December 2010 he has served as Chairman Emeritus and Founder of Jamos Capital, LLC, a private equity firm specializing in alternative investment strategies. From its founding in 1996 until September 2005, Mr. Jacobs was Chairman of the Board and CEO of Regent Communications, Inc., a holding company in the radio broadcasting business (“Regent”). Since September 2010, he has served as non-executive Chairman of the Board of Adelante Media Group, LLC, a private company which owns and operates radio and television stations and specializes in Spanish language programming. Mr. Jacobs is a Fellow of the Casualty Actuarial Society, a professional organization focused on applying actuarial science to property, casualty and similar risk exposures and a Member of the American Academy of Actuaries. For more than five years he has served as a director of Global Entertainment Corp. and he has served on the Board of the National Football Foundation and College Hall of Fame, Inc. Mr. Jacobs was a director of Capital Title Group, Inc. until its merger with Landamerica Financial Group, Inc. in 2006. Mr. Jacobs’ service with Regent, as well as principal executive officer experience at two privately-held companies, qualify him for membership on the Company’s Board and as an “audit committee financial expert” under SEC guidelines. Specifically, Mr. Jacobs’ position at Regent provided him with significant knowledge of and experience in capital management and allocation, public company financial statement preparation and strategic investment, the latter of which is also bolstered by Mr. Jacobs’ private equity experience. Through his memberships as a Fellow of the Casualty Actuarial Society, a professional organization focused on applying actuarial science to property, casualty and similar risk exposures, and with the American Academy of Actuaries, Mr. Jacobs has developed significant experience in understanding and critically assessing risks in the property and casualty insurance industry, which the Board believes is valuable to the Company.

Gregory G. Joseph Director Since 2008	(Member of the Audit Committee; Member of the Corporate Governance Committee) For more than five years, Mr. Joseph has been Executive Vice President, an attorney, and a principal of Joseph Automotive Group, a Cincinnati, Ohio-based company that manages a number of automobile dealerships and certain real estate holdings. From February 2003 until May 2008, he served on the board of directors of Infinity Property & Casualty Corporation (“IPCC”), an insurance company primarily offering personal automobile insurance, the last two years as the lead director. Since 2005, Mr. Joseph has served on the Board of Trustees of Xavier University, a private university located in Cincinnati, Ohio. Mr. Joseph’s service as the lead director of another publicly traded provider of insurance products qualifies him for membership on the Company’s Board. Specifically, Mr. Joseph’s service at IPCC provided him with significant knowledge of and experience in the business operations of a publicly-traded insurance holding company, which is beneficial to the Company in light of the many issues applicable to the insurance industry.

William W. Verity Director since 2002	(Chairman of the Corporate Governance Committee; Member of the Compensation Committee) Mr. Verity has been President of Verity & Verity, LLC (formerly known as Veritas Asset Management, LLC), an investment management company, since January 1, 2002, and prior to that, he was a partner of Pathway Guidance L.L.C., an executive consulting firm, from October 2000. Previously, Mr. Verity was Chairman and Chief Executive Officer of ENCOR Holdings, Inc., a developer and manufacturer of plastic molded components and worked as an associate in corporate finance at Alex. Brown & Sons, an investment bank, from 1985 to 1987. From 1994 to 2002, he served on the Board of Directors of Chiquita Brands International, Inc. (“Chiquita”), a leading international food products marketer and distributor. Mr. Verity’s position as the principal executive officer of a privately held company, his nine years of experience with complex asset management issues as a result of his position with Verity & Verity, LLC, and his service on the Board of Chiquita, an NYSE listed, Fortune 500 company, qualify him for membership on the Company’s Board and Corporate Governance and Compensation Committees. In addition, Mr. Verity’s executive consulting experience provides him insight into high-level corporate governance, executive compensation matters and business management matters, all of which the Company and the Board deal with on a regular basis.

John I. Von Lehman Director since 2008	(Member of the Audit Committee, Member of the Corporate Governance Committee) Mr. Von Lehman began his career as a certified public accountant for Haskins & Sells, a predecessor of Deloitte, LLP. For more than five years until his retirement in 2007, Mr. Von Lehman served as Executive Vice President, Chief Financial Officer, Secretary and a director of The Midland Company, an Ohio-based provider of specialty insurance products (“Midland”). He serves on the Board of Directors and the Audit Committee of Ohio National Mutual Funds and a number of Cincinnati-based charitable organizations. Mr. Von Lehman’s 18 years of service as CFO and director of another publicly traded provider of insurance products qualifies him for membership on the Company’s Board. Specifically, Mr. Von Lehman’s position at Midland provided him with significant knowledge of and experience in property and casualty insurance operations, investment portfolio oversight, capital management and allocation and public company financial statement preparation. In his capacity as a certified public accountant and Chief Financial Officer of Midland, Mr. Von Lehman developed significant experience in preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that compare to those of the Company and which qualify him as an “audit committee financial expert” under SEC guidelines. The depth in his understanding of internal control over financial reporting and risk assessment skills that evolved in his experience with Midland constitute attributes that the Board believes benefit the Company in light of its businesses.
Carl H. Lindner is the father of Carl H. Lindner III and S. Craig Lindner. All of the nominees were elected directors at the last annual meeting of shareholders of the Company held on May 12, 2010. See “Securities Ownership, “Corporate Governance” and “Executive Compensation—Director Compensation” below for additional information concerning the background, securities holdings, remuneration and other matters relating to the nominees.
Certain entities affiliated with the JFP Group, LLC are involved in related civil actions brought by lenders to commercial real estate development projects owned or managed by JFP Group, LLC or its affiliates. Mr. Jacobs is a member, manager or guarantor of each of these entities. This litigation has resulted in several foreclosure actions, and in at least two cases, the appointment of a receiver to oversee properties. A number of the affected properties have been sold, and all related claims have been settled. Settlement negotiations are ongoing with respect to continuing litigation and underlying loans, and in certain cases, JFP Group, LLC has asserted various counterclaims. The Board has reviewed these actions and determined that they are not an impediment to Mr. Jacobs’ ability to faithfully and productively serve as a director of the Company.

In March 2002, Chiquita completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of the prior year under Chapter 11 of the Bankruptcy Code. Carl H. Lindner was an executive officer of Chiquita at the time of the filing.
The Board of Directors recommends that shareholders vote FOR the election of these ten nominees as directors.

Proposal No. 2 ►	Ratification of the Company’s Independent Registered Public Accounting Firm
The Company’s Audit Committee Charter provides that the Audit Committee shall appoint annually an independent registered public accounting firm to serve as auditors. In February 2011, the Audit Committee appointed Ernst & Young LLP to serve as the Company’s registered public accounting firm for 2011.
Although the Audit Committee has the sole authority to appoint auditors, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration but may, nevertheless, continue to retain Ernst & Young. However, the Audit Committee in its discretion may engage a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company whether or not the shareholders ratify the appointment.
Audit Fees and Non-Audit Fees
The following table presents fees for professional services performed by Ernst & Young for the years ended December 31, 2010 and December 31, 2009.

	2010	2009

Audit fees (1)	$5,623,000	$5,740,000
Audit related fees (2)	302,000	169,000
Tax fees (3)	87,000	53,000
All other fees	12,000	12,000

Total	$6,024,000	$5,974,000

1.	These aggregate fees were for audits of the financial statements (including services incurred to render an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), subsidiary insurance company audits, reviews of SEC filings, and quarterly reviews.

2.	These fees related to SAS 70 internal audit reports and due diligence services.

3.	These fees relate primarily to review of federal and state tax returns.
Representatives of Ernst & Young are expected to be at the meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions from shareholders.
The Board of Directors recommends that shareholders vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young as our independent registered public accounting firm for 2011.

Proposal No. 3 ►	Proposal to Approve the Co-CEO Equity Bonus Plan
Shareholders are being asked to approve the Co-CEO Equity Bonus Plan (the “Equity Bonus Plan”). The following description of the material terms of the Equity Bonus Plan is qualified in its entirety by reference to the complete text set forth in Annex A.
The Compensation Committee of the Board of Directors (as used in this Proposal No. 3 and the immediately following Proposal No. 4, the “Committee”) established the Equity Bonus Plan to benefit the shareholders of the Company by promoting extraordinary levels of corporate performance and by incentivizing the Co-Chief Executive Officers of the Company through the potential for performance-based equity compensation as a component of their compensation.
The Equity Bonus Plan replaces the Annual Co-CEO Equity Bonus Plan (the “2009 Plan”) approved by shareholders at our 2009 annual meeting. The 2009 Plan was designed to award equity compensation to our Co-Chief Executive Officers based on the satisfaction of annual performance conditions. The Equity Bonus Plan differs from the 2009 Plan primarily by permitting the Committee to grant equity awards over performance periods of at least one and as many as five years.
The Committee intends to adopt rolling three-year performance periods, but in order to retain an equity compensation component for the Co-Chief Executive Officers in the two years preceding the end of the initial three-year performance period, the Committee will approve performance goals based on one year (2011), two year (2011 and 2012) and three year (2011 through 2013) performance. Beginning with the establishment of performance criteria next year, the Committee will annually determine, typically within 90 days of the end of the previous year, three-year performance goals.
In its consideration of the Equity Bonus Plan and an appropriate performance period, the Committee noted the Company’s three-year total shareholder returns (including the reinvestment of dividends) against various peer groups (including the “Compensation Peer Group” as defined under “Compensation Discussion and Analysis”) as follows:
The Equity Bonus Plan is structured to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, so that we may preserve our ability to deduct for tax purposes such compensation awarded in excess of $1 million to certain top paid executives. We expect that awards of common stock under the Equity Bonus Plan will be fully deductible for tax purposes, but we make no assurances in this regard. Section 162(m) requires that certain material terms of the plan, including the eligibility, performance measures for establishing performance targets for applicable awards, and maximum amounts payable, be approved by our shareholders. In addition, the Plan is subject to shareholder approval under the NYSE’s and NASDAQ’s listing requirements.

Under the Equity Bonus Plan, the Company may grant bonus awards in the form of shares of common stock of the Company to the Co-Chief Executive Officers of the Company, the only participants in the Equity Bonus Plan, based on the satisfaction of pre-established performance criteria determined by the Committee.
Administration. The Equity Bonus Plan is administered by the Committee, which is composed solely of three “outside directors” as defined under Section 162(m). The Committee has exclusive power to determine the conditions (including the specific annual performance goals consistent with the Equity Bonus Plan) to which the payment of the bonuses under the Equity Bonus Plan may be subject and to certify that performance goals are attained.
Performance Criteria and Goals. The Committee has flexibility under the Equity Bonus Plan to base awards on performance criteria involving one or more of the following performance-based business criteria, either on a Company, subsidiary, division, business unit or line of business basis or in comparison with peer group performance or to an index, as the Committee deems appropriate: net income or operating income; net income per share or operating income per share; aggregate or per-share book value or adjusted book value; written premiums (net or gross); return measures (including, but not limited to, return on assets, investment portfolio, capital, invested capital, equity, sales, or premiums); cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); combined ratios; share price (including, but not limited to, growth measures and total shareholder return); and increase in or maintenance of the Company’s market share. In the discretion of the Committee at the time of the grant of an award, any performance objective may be calculated after accounting for specified adjustments.
The Committee initially plans to utilize one performance criterion—book value per share growth versus the book value per share growth of the peer group set forth below. The book value per share comparisons will negate the effects of dividends and accounting changes. The Committee will base initial goals on this performance metric, but with respect to future awards, the Committee has discretion to utilize one or more of the performance criteria set forth above. The peer group, which was designed to approximate the Company’s business mix of property and casualty insurance and annuities and supplemental health insurance, is as follows:

Ace Limited	HCC Insurance Holdings, Inc.
Alleghany Corp.	Horace Mann Educators Corp.
American Equity Investment Life Holding Co.	Lincoln National Corp.
American National Insurance Co.	Markel Corporation
Arch Capital Group Ltd.	Metlife Inc.
Argo Group International Holdings, Ltd.	National Western Life Insurance Co.
Baldwin & Lyons Inc.	Presidential Life Corp.
The Chubb Corporation	Protective Life Corp.
Cincinnati Financial Corp.	RLI Corp.
CNA Financial Corporation	Travelers Companies, Inc.
CNO Financial Group, Inc.	W.R. Berkley Corporation
Hanover Insurance Group, Inc.	XL Group plc
The Hartford Financial Services Group, Inc.
The Committee determines the performance period and evaluates the performance criteria, then establishes a performance goal and allocates a bonus amount to be awarded upon attainment of each performance goal. The Committee may also structure goals with multiple potential levels of achievement.
In order to receive the bonus amount allocated to a particular performance goal or level, that goal or level must have been fully met, or exceeded, for the plan year. If not met or satisfied, the award tied to a goal or level will not be payable. Further, under the Equity Bonus Plan, neither the Board nor the Committee retains any discretion to pay an excess amount above the established bonus amounts or to award any portion of the bonus amount allocated to a performance goal which has not been met by a participant.

As soon as practicable after the end of a calendar year, but no later than March 31, the Committee will certify in writing whether or not the performance goals of the participants have been attained and shall report to the Board the bonus amount, if any, to be paid in shares to each participant. The value of a share for purposes of determining the number of shares to be awarded is to be valued based on the closing price of the shares on the date of determination of the bonus amount by the Committee. The maximum amount which may be awarded to any participant in any year is $6,000,000.
Up to 1,500,000 shares have been authorized for issuance under the Equity Bonus Plan, which number may be adjusted by the Committee in the event of certain corporate changes affecting AFG common stock. Two million shares were previously authorized for issuance under the 2009 Plan, of which 329,566 shares were issued prior to its termination upon adoption of the Equity Bonus Plan.
If our shareholders do not approve the Equity Bonus Plan, the Committee may still approve cash or equity incentive compensation for our Co-Chief Executive Officers’ achievement of the objectives set forth in the Equity Bonus Plan in order to maintain the market competitiveness of the Company’s executive compensation program. However, some of the amounts awarded under a plan not approved by shareholders may not be deductible as set forth in Section 162(m), which would result in an increase to our corporate tax liability.
Amendment and Termination. The Equity Bonus Plan has been adopted and approved by the Committee and will remain effective, unless earlier terminated by the Board, until all shares authorized under the Equity Bonus Plan have been issued. The Board may at any time amend, suspend or terminate the Equity Bonus Plan. Any amendment or revision to the Equity Bonus Plan and/or performance goals that requires shareholder approval pursuant to Section 162(m) may be submitted to our shareholders for approval.
Recoupment of Awards. In the event of a restatement of materially inaccurate financial results, the Committee has the discretion to recover bonus awards that were paid under the Equity Bonus Plan to a participant with respect to the period covered by the restatement. If the payment of a bonus award would have been lower had the achievement of applicable financial performance targets been calculated based on such restated financial results, the Committee may, if it determines appropriate in its sole discretion, to the extent permitted by law, recover from the participant the portion of the bonus award paid in excess of the payment that would have been made based on the restated financial results.
Federal Income Tax Consequences. Equity Bonus Plan participants must generally recognize ordinary income equal to the bonus received. As discussed above, subject to Section 162(m), the Company will be entitled to a deduction for the same amount.
Acceleration of income, additional taxes, and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the Internal Revenue Code. To be compliant with Section 409A rules with respect to the timing of elections to defer compensation, distribution events and funding must be satisfied. The terms of the 2011 Plan are intended to ensure that awards under it will not be subject to adverse tax consequences applicable to deferred compensation under Section 409A. Subject to Section 162(m), the Company will be entitled to a deduction for the same amount.
New Plan Benefits. Grants of awards under the Equity Bonus Plan are subject to the certification and discretion of the Committee and are, therefore, not determinable at this time. Each Co-CEO received $3,200,000 (94,151 shares) for 2010 under the 2009 Plan, and bonus amounts for future years may be higher, lower or the same as bonus amounts for 2010.

Equity Compensation Plan Information
The following reflects certain information about shares of our common stock authorized for issuance (at December 31, 2010) under compensation plans.

	(a)	(b)	(c)
			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants, and rights	warrants, and rights	column (a)
Equity compensation plans approved by security holders	8,484,233	$24.98	8,358,271	(1)
Equity compensation plans not approved by security holders	—	—	321,112	(2)
Total	8,484,233	$24.98	8,679,383

(1)	Includes 1.67 million shares available for issuance under the 2009 Plan (terminated in 2011), 3.7 million shares available for issuance under the 2005 Stock Incentive Plan, 2.8 million shares issuable under AFG’s Employee Stock Purchase Plan and 49,821 shares issuable under AFG’s Non-Employee Directors’ Compensation Plan at December 31, 2010.

(2)	Represents shares issuable under AFG’s Deferred Compensation Plan. Under this plan, certain employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus. Participants may elect to have the value of deferrals (i) earn a return equal to the overall performance of mutual fund alternatives, (ii) earn a fixed rate of interest, set annually by the Board of Directors, or (iii) fluctuate based on the market value of AFG common stock, as adjusted to reflect stock splits, distributions and dividends.
The Board of Directors of the Company unanimously recommends that you vote FOR the approval of the Co-CEO Equity Bonus Plan.

Proposal No. 4 ►	Proposal to Approve the Annual Senior Executive Bonus Plan
Shareholders are being asked to approve the Annual Senior Executive Bonus Plan (the “Executive Bonus Plan”). The following description of the material terms of the Executive Bonus Plan is qualified in its entirety by reference to the complete text set forth in Annex B.
The Committee established the Executive Bonus Plan to benefit of the shareholders of the Company by promoting high levels of corporate performance by including performance-based compensation as a component of a participant’s annual compensation.
This Executive Bonus Plan is being presented for shareholder approval so that the compensation expense for awards under the Executive Bonus Plan will be, to the extent permissible, tax deductible for the Company and not subject to the $1 million deductibility threshold under Section 162(m).
Under the Executive Bonus Plan, the Company may grant cash bonus awards to the Company’s Co-Chief Executive Officers and Senior Vice Presidents, if any, the only participants in the Executive Bonus Plan, based on the satisfaction of pre-established performance goals.
Administration. The Executive Bonus Plan is administered by the Committee, which is composed solely of three “outside directors” as defined under Section 162(m). The Committee has exclusive power to determine the conditions (including the specific annual performance goals consistent with the Executive Bonus Plan) to which the payment of the bonuses under the Executive Bonus Plan may be subject and to certify that performance goals are attained.
Performance Criteria and Goals. The Committee has flexibility under the Executive Bonus Plan to base awards on performance criteria involving one or more of the following performance-based business criteria, either on a Company, subsidiary, division, business unit or line of business basis or in comparison with peer group performance or to an index, as the Committee deems appropriate: net income or operating income; net income per share or operating income per share; aggregate or per-share book value or adjusted book value; written premiums (net or gross); return measures (including, but not limited to, return on assets, investment portfolio, capital, invested capital, equity, sales, or premiums); cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); combined ratios; share price (including, but not limited to, growth measures and total shareholder return); and increase in or maintenance of the Company’s market share. In the discretion of the Committee at the time of the grant of an award, any performance objective may be calculated after accounting for specified adjustments.
The Committee determines identical performance criteria for all participants annually and then establishes a performance goal and allocates a target bonus amount to be awarded upon attainment of each performance goal. The Committee may also structure goals with multiple potential levels of achievement. Consistent with predecessor plans in effect for prior years, the Committee intends to link 50% of a participant’s goals to a core earnings per share component, For the Co-CEOs, the remaining 50% of their target bonus is linked to several company performance metrics. Other participants have the remaining 50% of their target bonus linked to individual performance goals. The Co-Chief Executive Officers and Senior Vice Presidents can earn up to 175% and 125%, respectively, of their target bonus based on the achievement of the performance goals. The maximum amount which may be awarded to any participant in any year is $5,000,000.
In order to receive the bonus amount allocated to a particular performance goal or level, that goal or level must have been fully met, or exceeded, for the plan year. If not met or satisfied, the award tied to a goal or level will not be payable. Further, under the Executive Bonus Plan, neither the Board nor the Committee retains any discretion to pay an excess amount above the established bonus amounts or to award any portion of the bonus amount allocated to a performance goal which has not been met by a participant.
As soon as practicable after the end of a calendar year, but no later than March 31, the Committee will certify in writing whether or not the performance goals of the participants have been attained and shall report to the Board the bonus amount, if any, to be paid to each participant.

If our shareholders do not approve the Executive Bonus Plan, the Committee may still approve bonus compensation for our Co-Chief Executive Officers and Senior Vice Presidents, if any, based on achievement of the objectives set forth in the Executive Bonus Plan in order to maintain the market competitiveness of the Company’s executive compensation program. However, some of the amounts awarded under a plan not approved by shareholders may not be deductible as set forth in Section 162(m) which would result in an increase to our corporate tax liability.
Amendment and Termination. The Executive Bonus Plan has been adopted and approved by the Committee and will remain effective until terminated by the Board. The Board may at any time amend, suspend or terminate the Executive Bonus Plan. Any amendment or revision to the Executive Bonus Plan and/or performance goals that requires shareholder approval pursuant to Section 162(m) may be submitted to our shareholders for approval. Neither the Board nor Committee has the discretion to increase compensation under the Executive Bonus Plan after performance goals are established and the period of service has commenced.
Recoupment of Awards. In the event of a restatement of materially inaccurate financial results, the Committee has the discretion to recover bonus awards that were paid under the Executive Bonus Plan to a participant with respect to the period covered by the restatement. If the payment of a bonus award would have been lower had the achievement of applicable financial performance targets been calculated based on such restated financial results, the Committee may, if it determines appropriate in its sole discretion, to the extent permitted by law, recover from the participant the portion of the bonus award paid in excess of the payment that would have been made based on the restated financial results.
Federal Income Tax Consequences. Executive Bonus Plan participants must generally recognize ordinary income equal to the bonus received. As discussed above, subject to Section 162(m), the Company will be entitled to a deduction for the same amount.
Acceleration of income, additional taxes, and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the Internal Revenue Code. To be compliant with Section 409A rules with respect to the timing of elections to defer compensation, distribution events and funding must be satisfied. The terms of the 2011 Plan are intended to ensure that awards under it will not be subject to adverse tax consequences applicable to deferred compensation under Section 409A. Equity Bonus Plan participants must generally recognize ordinary income equal to the cash value of awards received. Subject to Section 162(m), the Company will be entitled to a deduction for the same amount.
New Plan Benefits. Grants of awards under the Annual Senior Executive Bonus Plan are subject to the certification and discretion of the Committee and are, therefore, not determinable at this time. Amounts paid to senior executive officers for 2010 under a predecessor program are set forth under “Compensation Discussion and Analysis—Compensation Components” beginning on page 31 of this proxy statement.
The Board of Directors of the Company unanimously recommends that you vote FOR the approval of the Annual Senior Executive Bonus Plan.

Proposal No. 5 ►	Advisory Vote on Compensation of our Named Executive Officers
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Act”), enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
As described in detail below under the heading “Compensation Discussion and Analysis” beginning on page 28 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our shareholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance results that benefit our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return. Shareholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the compensation year and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.
The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Accordingly, we ask our shareholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.
The Board of Directors recommends that shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

Proposal No. 6 ►	Advisory Vote on the Frequency of Future Advisory Votes on Compensation of our Named Executive Officers
The Dodd Act also provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal No. 6, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every year, every two years and every three years.
Our Board of Directors has determined that an advisory vote on executive compensation that occurs each year is the most appropriate alternative for the Company at this time, and therefore, our Board recommends that you vote for annual advisory votes on executive compensation. The Board of Directors has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters. However, as discussed above in Proposal No. 5, shareholders should note that because the timing of the advisory vote on executive compensation, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.
This vote is advisory and not binding on the Company or our Board of Directors in any way. The Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.
Shareholders may cast a vote on the preferred voting frequency by selecting the option of every year, every two years or every three years (or abstain) when voting in response to this Proposal No. 6 and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.
The Board of Directors unanimously recommends that you vote FOR the option of “every year” as the preferred frequency for future advisory votes on executive compensation.

Proposal No. 7 ►	Shareholder Proposal Regarding Certain Employment Matters
We have been notified by New York State Common Retirement Fund, State of New York, Office of State Comptroller, Pension Investments & Cash Management, 633 Third Avenue, 31st Floor, New York, New York 10017, that it owns, and will own through the annual meeting, at least $2,000 of our common stock and that it intends to propose the resolution set forth below at the annual meeting. In accordance with applicable rules of the Securities and Exchange Commission, we have set forth the Fund’s proposal and the Company’s response below:
Sexual Orientation Non-Discrimination Policy-2011
Whereas: American Financial Group does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;
Over 89% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 95% of Fortune 100 companies, according to the Human Rights Campaign. Nearly 70% of the Fortune 100 and 43% of the Fortune 500 now prohibit discrimination based on general identity or expression;
We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;
According to an October, 2009 survey by Harris Interactive and Witeck-Combs, 44% of gay and lesbian workers in the United States reported an experience with some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;
Twenty-one states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity.
Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;
Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;
National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May 2009, 89% of respondents favored equal opportunity in employment for gays and lesbians;
Resolved: The Shareholders request that American Financial Group amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.
Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. American Financial Group will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Board of Directors’ Position
Your Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.
The Company received a substantially identical proposal in 2008 which was presented to shareholders, even though neither the proponent nor its qualified representative, as required by SEC rule, attended the meeting to present the proposal.
The Board of Directors continues to believe that this proposal is unnecessary. The Company is an equal opportunity employer. We are fully committed to complying with all applicable equal employment opportunity laws. Furthermore, we believe that our current policies adequately reflect our strong commitment to non-discrimination, that we have already substantially implemented the principles reflected in the above proposal and that our current policies and practices fully achieve the objectives of this proposal.
The Company’s written employment policies prohibit discrimination on the basis of race, color, religion, sex, age, national origin, disability or any other legally protected status, and mirror the non-discrimination categories of federal law. Our nondiscrimination policy applies to all areas of employment, including, but not limited to, hiring and recruitment, training, promotion, transfer, demotion, counseling and discipline, employee benefits and compensation and termination of employment.
We recognize the value of a truly diverse workforce. We are dedicated to ensuring that diversity helps our employees, customers, vendors and communities achieve their full potential. We continually strive to maintain a diverse workforce that meets the needs of our customers and the communities in which we work and live.
The Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 8 ►	Shareholder Proposal Regarding Board Composition
We have been notified by each of the Board of Pensions of the Evangelical Lutheran Church in America, and Calvert Asset Management Company, Inc., 4550 Montgomery Avenue, Bethesda, Maryland 20814, that it intends to propose the resolution set forth below at the annual meeting. We have been informed that the Board of Pensions of the Evangelical Lutheran Church in America has beneficially owned 9,201 shares of Common Stock for at least one year, and Calvert Asset Management Company, Inc. has notified us that it owns 2,562 shares of Common Stock. In accordance with applicable rules of the Securities and Exchange Commission, we have set forth the proponents’ identical proposals and the Company’s response below:
Be it Resolved:
That the Board of Directors consistent with their fiduciary duties:
1.	Take every reasonable step to ensure that women and minority candidates are in the pool from which Board nominees are chosen;

2.	Publicly commit itself to a policy of Board inclusiveness to ensure that:
•	Women and minority candidates are routinely sought as part of every Board search the company undertakes;

•	The Board strives to obtain diverse candidates by expanding director searches to include nominees from both corporate positions beyond the executive suite and non-traditional environments such government, academia, and non-profit organizations; and

•	Board composition is reviewed periodically to ensure that’ the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties.
3.	To report to shareholders, at reasonable expense and omitting proprietary information, its efforts to encourage diversified representation on the Board.
Supporting Statement:
We believe that diversity is an essential measure of sound governance and a critical attribute to a well-functioning board. We believe that in an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills, and experience is critical to a company’s success, as it increases the likelihood of making the right strategic and operational decisions and catalyzes efforts to recruit, retain, and promote the best people, including women and minorities. We believe director and nominee diversity helps to ensure that different perspectives are brought to bear on issues, while enhancing the likelihood that proposed solutions will be nuanced and comprehensive.
A growing body of academic research shows that there is a significant positive relationship between firm value and the percentage of women and minorities on boards. This view is strongly supported by many large institutional fund managers, who have successfully petitioned the SEC to require board diversity disclosures aimed at informing the proxy voting process. We believe our company’s current board diversity policies and disclosures limit the company’s definition and understanding of diversity and do not sufficiently address the growing investor demand and interest in this critical corporate governance matter.

In September 2010, SEC Commissioner Luis Aguilar stated “I personally believe that companies that expand their search for new directors to include more women and minorities will find a breadth and depth of talent that will serve to improve their performance and increase the wealth of their investors. To that end, I encourage companies to prioritize and implement practices to increase board diversity. To do this, it is imperative to have processes in place to be able to identify diverse candidates. In today’s environment, diversity in the boardroom is a business necessity that companies need to take seriously.”
In our view, companies combining competitive financial performance with high standards of corporate governance, including board diversity, are better positioned to generate long-term value for their shareholders. As such, we urge the Board to broaden its pool of, candidates and publicly commit to taking steps to establish an inclusive Board.
Board of Directors’ Position
Your Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.
The Board of Directors and the Corporate Governance Committee believe that the Company’s existing director nominating process is designed to identify the best possible nominees for the Board, regardless of the nominees’ gender, racial background, religion, ethnicity or other classification. Although the Board agrees with the merits of achieving diversity throughout the Company, the Board believes that the proposal could impede the Board’s ability to select the most suitable and qualified candidates for membership on the Board and would impose unnecessary administrative burdens and costs.
The Company’s employment policies and practices, including recruitment, promotion and compensation, are guided by the fundamental principle that decisions are made on the basis of whether the individual’s personal capabilities and qualifications fit the Company’s needs and meet the requirements of the position. As stated above, the Company’s written employment policies prohibit discrimination on the basis of race, color, religion, sex, age, national origin, disability or any other legally protected status, and mirror the non-discrimination categories of federal law.
Similarly, the Company’s employment policies apply equally to the Corporate Governance Committee’s search for and evaluation of candidates for Board membership. In evaluating prospective Board nominees, the Corporate Governance Committee considers many factors, including those listed below under “Corporate Governance—Corporate Governance Committee—Director Nomination Qualifications” to determine whether a candidate’s capabilities will enhance the collective effectiveness of the Board in performing its responsibilities in overseeing a large, complex company and serving the long-term interests of our shareholders.
The Board and the Corporate Governance Committee aim to assemble a diverse group of candidates and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board. This approach is consistent with amendments that the SEC adopted in late 2009 to its rules governing proxy statement disclosure. The amendments require companies to disclose whether, and if so how, the nominating committee considers diversity in identifying nominees for director. In its adopting release, the SEC explicitly acknowledges that companies may define diversity in different ways. The SEC states:
We recognize that companies may define diversity in various ways, reflecting different perspectives. For instance, some companies may conceptualize diversity expansively to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity, while others may focus on diversity concepts such as race, gender and national origin. We believe that for purposes of this disclosure requirement, companies should be allowed to define diversity in ways that they consider appropriate. As a result we have not defined diversity in the amendments.

The Board and the Corporate Governance Committee are supportive of qualified candidates who would provide the Board with greater diversity but believe that the shareholder proposal provides an inappropriate method for increasing Board diversity. The Board believes it is important to maintain flexibility in the nominating process in order to ensure that the most qualified available candidates are selected as directors in light of the Company’s evolving needs and circumstances. The Board believes that the Company’s existing nominating process, including the factors considered by the Corporate Governance Committee in evaluating director candidates, is appropriate for the discharge of the Board’s fiduciary obligations to the Company’s shareholders. The imposition on the nominating process of gender and minority requirements and affirmative search obligations would unduly restrict the Corporate Governance Committee in the performance of its duties and add administrative burdens and costs, without necessarily resulting in the selection of the best director candidates for the Company.
The Board of Directors recommends a vote AGAINST this proposal.

PRINCIPAL SHAREHOLDERS
The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding common stock as of February 28, 2011:

	Amount and Nature of Beneficial Ownership
Name and Address			Obtainable
Of	Common Stock		upon Exercise of
Beneficial Owner	Held (1)		Options (2)	Total	Percent of Class
Carl H. Lindner One East Fourth Street Cincinnati, Ohio 45202	2,749,854	(3)	—	2,749,854	2.6%

Carl H. Lindner III One East Fourth Street Cincinnati, Ohio 45202	7,162,297	(4)	377,500	7,539,797	7.2%

S. Craig Lindner One East Fourth Street Cincinnati, Ohio 45202	5,567,839	(5)	377,500	5,945,339	5.6%

Black Rock, Inc. 40 East 52nd Street New York, New York 10022	6,917,372	(6)	—	6,917,372	6.6%

LSV Asset Management 155 N. Wacker Drive Suite 4600 Chicago, Illinois 60606	5,887,008	(7)	—	5,887,008	5.6%
(1)	Unless otherwise noted, the holder has sole voting and dispositive power with respect to the shares listed.

(2)	Represents shares of common stock that may be acquired within 60 days of February 28, 2011 through the exercise of options granted under the Company’s stock incentive plans.

(3)	Includes 1,468,419 shares held by his spouse as trustee with voting and dispositive power and 306,939 shares held in a charitable foundation over which Mr. Lindner has sole voting and dispositive power but no pecuniary interest. Does not include 9,700,000 shares held in two grantor retained annuity trusts, the grantor of which is his spouse and the beneficiaries of which are Mrs. Lindner and their sons, but for which third parties act as trustee with voting and dispositive power.

(4)	Includes 35,859 shares held by his spouse in a trust over which she has voting and dispositive power, 1,468,500 shares held by a limited liability company over which he holds dispositive but not voting power, 289,257 shares held in two trusts over which his spouse has dispositive power, 2,515,000 shares owned by a limited liability company for which he shares voting and dispositive power, 2,714,850 shares owned by a trust over which he has voting and dispositive power, 128,886 shares held in a charitable trust for which he shares voting and dispositive power and 9,945 shares held in a foundation over which shares he has voting and dispositive power. Does not include 1,884,457 shares held in a grantor retained annuity trust, the beneficiaries of which are members of his family, for which third parties act as trustee with voting and dispositive power.

(5)	Includes 24,404 shares held by child, 111,120 shares held in trust for the benefit of his spouse over which shares she has voting and dispositive power, 250,546 shares held in trust over which his spouse has dispositive power, 2,515,000 shares owned by a limited liability company for which he shares voting and dispositive power, 128,886 shares held in a charitable trust for which he shares voting and dispositive power 2,497,214 shares owned by trusts over which he has voting and dispositive power, 26,819 shares held in a Company retirement plan account for his benefit, and 13,850 held in a foundation over which he has voting and dispositive power. Mr. Lindner has pledged 443,661 shares as collateral under loan agreements.

(6)	Information based on Schedule 13G/A filed by BlackRock, Inc. on February 3, 2011.

(7)	Information based on Schedule 13G filed by LSV Asset Management on February 9, 2011.

CORPORATE GOVERNANCE
Management
The directors, nominees for director and executive officers of the Company are as follows. Ages are provided as of March 31, 2011.

			Director or
	Age	Position	Executive Since

Carl H. Lindner	91	Chairman of the Board	1959
Carl H. Lindner III	57	Co-Chief Executive Officer, Co-President and a Director	1979
S. Craig Lindner	56	Co-Chief Executive Officer, Co-President and a Director	1980
Kenneth C. Ambrecht	65	Director	2005
Theodore H. Emmerich	84	Director	1988
James E. Evans	65	Senior Vice President, General Counsel and Director	1976
Terry S. Jacobs	68	Director	2003
Gregory G. Joseph	48	Director	2008
William W. Verity	52	Director	2002
John I. Von Lehman	58	Director	2008
Keith A. Jensen	60	Senior Vice President	1999
Thomas E. Mischell	63	Senior Vice President	1985
Keith A. Jensen has served as Senior Vice President of the Company for over five years. Since January 2005, he has also served as the Company’s chief financial officer. Mr. Jensen was a partner with Deloitte & Touche LLP for over eleven years prior to joining the Company.
Thomas E. Mischell has served as Senior Vice President of the Company for over five years.
Information regarding all directors of the Company is set forth beginning on page 2 under “Matters to be Considered — Proposal No. 1 — Elect Ten Directors.”
Leadership Structure
The Company’s leadership structure has evolved significantly since our predecessor, American Financial Corporation, was founded more than five decades ago. Carl H. Lindner is the current Chairman of the Board of Directors of the Company. Mr. Lindner served as the Chief Executive Officer of the Company until January 2005 and prior to that had been the Chairman of the Board and Chief Executive Officer of AFC.
The Company has two principal executive officers: Carl H. Lindner III and S. Craig Lindner, each of whom serves as a Co-Chief Executive Officer, Co-President and a director of the Company. Carl H. Lindner III also serves as Chairman of Great American Insurance Company and is primarily responsible for AFG’s property and casualty insurance operations and investor relations. S. Craig Lindner also serves as President of Great American Financial Resources, Inc. and Chairman of American Money Management Corporation and is primarily responsible for AFG’s annuity and supplemental health insurance operations and investments. While each Co-CEO functions within a clearly defined role with respect to the day-to-day operations of the Company, both Co-CEOs work closely with one another and are significantly involved in all aspects of Company management so that either could succeed the other in the event such a need arose.
The Board of Directors believes that the Company’s leadership structure, including the separation of the principal executive officer position from that of Chairman of the Board, aids in succession planning and provides the Company with significant executive depth and leadership experience. The Board has determined that the Company’s leadership structure is currently the most appropriate for the Company. To the extent it deems necessary, the Board intends to review the leadership structure of the Company from time to time and in the event of any potential change in the persons serving as executive officers, although no potential change is contemplated at this time.

Risk Oversight
The Company believes a role of management, including the named executive officers, is to identify and manage risks confronting the Company. The Board of Directors plays an integral part in the Company’s risk oversight, particularly in reviewing the processes used by management to identify and report risk, and also in monitoring corporate actions so as to minimize inappropriate levels of risk. The Board of Directors and its committees discuss risks which the Company faces at each regularly-scheduled meeting of the Board of Directors and in many committee meetings.
The Company’s leadership structure and overall corporate governance framework is designed to aid the Board in its oversight of management responsibility for risk. The Audit Committee serves a key risk oversight function in carrying out its review of the Company’s financial reporting and internal reporting processes, as required by the Sarbanes-Oxley Act of 2002. Inherently, part of this review involves an evaluation of whether our financial reporting and internal reporting systems are adequately reporting the Company’s exposure to certain risks. In connection with this evaluation, the Audit Committee has, from time to time, considered whether any changes to these processes are necessary or desirable. While it has concluded that no such changes are warranted at this time, the Audit Committee will continue to monitor the Company’s financial reporting and internal reporting processes. In addition, pursuant to its charter, the Audit Committee is responsible for discussing with management the guidelines and policies related to enterprise risk assessment and risk management.
As more fully described under “Compensation Discussion and Analysis” in this proxy statement, the Compensation Committee takes an active role in overseeing risks relating to AFG’s executive compensation programs, plans and practices. Specifically, the Compensation Committee reviews the risk profile of the components of the executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and considers the risks an executive officer might be incentivized to take with respect to such components with special attention given to establishing a mix among these components that does not encourage excessive risk taking.
The Corporate Governance Committee contributes to the Company’s risk oversight process by frequently reviewing the Company’s Corporate Governance Guidelines and Board committee charters to ensure that they continue to comply with any applicable laws, regulations, and stock exchange or other listing standards, as each are subject to change from time to time. The Corporate Governance Committee also oversees the director nomination process, the overall Board reporting structure and the operations of the individual committees.
Meetings of the Board of Directors
The Company’s Board of Directors held eight meetings in 2010. The Board has a Compensation Committee, an Audit Committee and a Corporate Governance Committee. The charters for each of these Committees as well as the Company’s Corporate Governance Guidelines are available at www.AFGinc.com and upon written request to the Company’s Secretary, at the address set forth under “Communications with Directors” on page 46 of this proxy statement.
Compensation Committee
Responsibilities and Meetings
The Compensation Committee acts on behalf of the Board of Directors and, by extension, the shareholders to monitor adherence to the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.
The Compensation Committee also acts as the oversight committee with respect to the Company’s deferred compensation plans, stock incentive plans, and bonus plans covering senior executive officers. In overseeing those plans, the Committee may delegate authority for day-to-day administration and interpretation of the plan, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the Company’s Co-CEOs.

The Compensation Committee consulted among themselves and with management throughout the year and met eight times in 2010. The primary processes for establishing and overseeing executive compensation can be found under “Compensation Discussion and Analysis” beginning on page 28 of this proxy statement.
Compensation Committee Interlocks and Insider Participation
None of the members of AFG’s Compensation Committee was at any time during 2010 or at any other time an officer or employee of the Company, and none had any relationship with the Company requiring disclosure as a related-person transaction in the section “Related Person Transactions” on page 45 of this proxy statement. During 2010, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity an executive officer of which served on our Compensation Committee.
Audit Committee
Meetings and Committee Composition
The Audit Committee met 10 times in 2010. The Audit Committee is comprised of four directors, each of whom is experienced with financial statements and has past accounting or related financial management experience. The Company’s Board has determined that of the Audit Committee’s members, Theodore H. Emmerich, Terry S. Jacobs, and John I. Von Lehman are each considered to be an “audit committee financial expert” as defined under SEC Regulation S-K Item 407(d).
Audit Committee Report
The members of the Committee are Theodore H. Emmerich (Chairman), Terry S. Jacobs, Gregory G. Joseph and John I. Von Lehman. Each of the members of the Audit Committee is independent as defined by the NYSE and NASDAQ listing standards. The Board has determined that three of the four members of the Audit Committee is an “audit committee financial expert” as defined in Securities and Exchange Commission regulations.
The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the systems of internal control which management has established and the audit process.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (US) (PCAOB) and issuing reports thereon. The Committee’s responsibility is to monitor and oversee these processes. Additionally, the Audit Committee engages the Company’s independent registered public accountants who report directly to the Committee.
The Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements and the audit of internal control over financial reporting with management and the independent registered public accountants. The Committee discussed with the independent registered public accountants the matters required to be discussed by the PCAOB and relevant listing standards.
The Company’s independent registered public accountants also provided to the Committee the written disclosures and the letter pursuant to applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Committee concerning independence and the Committee discussed with the independent registered public accountants that firm’s independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of AFG.

Based on the Committee’s discussions with management and the independent registered public accountants and the Committee’s review of the representation of management and the report of the independent registered public accountants to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Members of the Audit Committee	Theodore H. Emmerich, Chairman
Terry S. Jacobs
Gregory G. Joseph
John I. Von Lehman
Pre-Approval Policies
The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to AFG by Ernst & Young LLP. The Audit Committee delegated authority to the Committee Chairman to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by rules of the Securities and Exchange Commission.
Corporate Governance Committee
Responsibilities and Meetings
The Corporate Governance Committee met four times in 2010. The Corporate Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members as needed, and recommending to the Board director nominees for the next annual meeting of shareholders. The Corporate Governance Committee also facilitates participation by directors in continuing education programs, including accredited director education programs and structured internal programs presented by management. The Committee is comprised solely of members who are “independent” as defined under NYSE and NASDAQ listing standards.
Director Nominee Qualifications; Nominations by Shareholders
Our Corporate Governance Guidelines identify some of the criteria used to evaluate prospective nominees for director. All candidates must have the highest personal and professional integrity and must have demonstrated exceptional ability and judgment. A candidate must have the availability and willingness to take the time necessary to properly discharge the duties of a director. Additionally, we consider it desirable for director candidates to have management experience, especially with public companies, and experience in the insurance and financial services industries. Our Corporate Governance Guidelines are available on the Company’s website at www.AFGinc.com.
Nominees for director will be recommended by the Corporate Governance Committee in accordance with the principles in its charter and the Corporate Governance Guidelines on AFG’s website. When considering an individual candidate’s suitability for membership on the Board, the Corporate Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and availability and willingness to take the time necessary to properly discharge the duties of a director. The Corporate Governance Committee has not established a formal policy on diversity in identifying director candidates. However, the Company aims to have a Board representing diverse experience in business, finance, insurance and other disciplines, relevant to the Company’s operations.

The Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders because Ohio law and the Company’s Amended and Restated Code of Regulations (the “Regulations”) afford shareholders certain rights related to such matters. The Regulations provide that the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. The Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least 90 and not more than 120 days prior written notice setting forth or accompanied by (1) certain disclosures about the proposed nominee, including biographical, stock ownership and investment intent information and all other information about the proposed nominee that is required in the solicitation of proxies in an election contest or otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, (2) certain disclosures regarding the shareholder giving the notice and specified persons associated with such shareholder, including biographical and stock ownership information for and any hedging activity or other similar arrangements entered into by such persons, (3) verification of the accuracy or completeness of any information contained in the nomination at the Company’s request, (4) a statement that a nomination that is inaccurate or incomplete in any manner shall be disregarded, (5) a representation that the shareholder was a holder of record of the Company’s voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice, and (6) the consent of each such nominee to serve as director if so elected. Directors nominated through this process will be considered by the Corporate Governance Committee.
The Committee will make its determinations on whether to nominate an individual in the context of the Board as a whole based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. All director candidates are evaluated similarly, whether nominated by the Board or by a shareholder.
The Corporate Governance Committee did not seek, nor did it receive the recommendation of, any of the director candidates named in this proxy statement from any shareholder, independent director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees.
Executive Sessions
NYSE and NASDAQ rules require independent directors to meet regularly in executive sessions. Four of these sessions were held during 2010. The independent director presiding over each session rotates. Shareholders and other interested parties may communicate with any of the independent directors, individually or as a group, by following the procedures set forth on page 46 of this proxy statement.
Director Attendance Policy at Meetings
AFG expects its directors to attend meetings of shareholders. All of AFG’s directors attended last year’s shareholders’ meeting. Each director attended at least 75% of the total meetings of the Board and committees of the Board of which the director was a member and in many cases attended meetings of committees on which they did not serve.
Independence Determinations
In accordance with NYSE and NASDAQ rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which guidelines comply with the listing standards set forth by the NYSE and NASDAQ. Where the NYSE and NASDAQ rules on director independence conflict, the Company’s standards reflect the applicable rule which is more stringent to the director and the Company. Based on these standards, the Board determined that each of the following non-employee directors, namely Messrs. Ambrecht, Emmerich, Jacobs, Joseph, Verity and Von Lehman is independent and has no relationship with the Company, except as a director and shareholder of the Company, and the Board intends to make such a determination as to each of these directors at the Board of Directors meeting following the 2011 Annual Meeting of Shareholders.

Mr. Ambrecht was a Managing Director with First Albany Capital from July 2004 until December 2005. For more than five years prior to that, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. From time to time, the Company has purchased or sold securities through these companies in the ordinary course of business, for which it paid customary commissions. The Company has acquired vehicles from, and had vehicles serviced by, automobile dealerships affiliated with a company of which Mr. Joseph is an executive and part owner. The amounts involved in these transactions were deemed by AFG’s Board of Directors not to be material.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires AFG’s executive officers, directors and persons who own more than ten percent of AFG’s common stock to file reports of ownership with the Securities and Exchange Commission and to furnish AFG with copies of these reports. Like many companies, AFG assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on the Company’s involvement in the preparation and review of these reports, the Company believes that all filing requirements were met in 2010 except for one late filing in connection with a stock option exercise by Mr. Mischell.
Code of Ethics
The Company’s Board of Directors adopted a Code of Ethics applicable to the Company’s directors, officers and employees. The Code of Ethics is available at www.AFGinc.com and upon written request to the Company’s Secretary, at the address set forth under “Communications with Directors” on page 46.

SECURITIES OWNERSHIP
The following table sets forth information, as of February 28, 2011, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, the named executive officers and by all of these individuals as a group. Except as set forth in the footnotes below or under “Principal Shareholders” on page 20 of this proxy statement, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company. Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

	Amount and Nature of Beneficial Ownership
Name of	Shares of Common	Shares Acquirable Within
Beneficial Owner	Stock Held (1)	60 Days (2)

Carl H. Lindner (3)	2,749,854	—
Carl H. Lindner III (3)	7,162,297	377,500
S. Craig Lindner (3)	5,567,839	377,500
Kenneth C. Ambrecht	18,239	—
Theodore H. Emmerich (4)	46,980	11,250
James E. Evans (5)(6)	221,578	329,838
Terry S. Jacobs (7)	7,500	—
Gregory G. Joseph (8)	83,242	—
William W. Verity	15,209	—
John I. Von Lehman	10,744	—
Keith A. Jensen (9)	47,302	240,005
Thomas E. Mischell (6)	237,328	231,876
All directors, nominees, and executive officers as a group (12 persons)(3)	16,156,812	1,567,969

(1)	Includes the following numbers of shares owned through a Company retirement plan as of December 31, 2010: S. C. Lindner — 26,819; K. A. Jensen — 728; T. E. Mischell — 47,516; and all directors and executive officers as a group — 75,063.

(2)	Represents shares of common stock that may be acquired within 60 days of February 28, 2011 through the exercise of options granted under the Company’s stock incentive plans.

(3)	The shares beneficially owned by Carl H. Lindner, Carl H. Lindner III, and S. Craig Lindner, and all directors and executive officers as a group, constituted 2.6%, 7.2%, 5.6% and 14.2% respectively, of the common stock outstanding at February 28, 2011. See footnotes 3 through 5 to the Principal Shareholders table on page 20 for more information regarding share ownership by Carl H. Lindner, Carl H. Lindner III, and S. Craig Lindner.

(4)	All shares held in a trust for which Mr. Emmerich serves as trustee with voting and dispositive power.

(5)	Mr. Evans has pledged 89,733 shares as collateral under a loan agreement.

(6)	Excludes shares held in the RASP, for which he serves on the Administrative Plan Committee, other than those shares allocated to his personal RASP account. See “General Information—Retirement and Savings Plan Participants” on page 2.

(7)	Mr. Jacobs has pledged 7,500 shares as collateral under a loan agreement.

(8)	Includes 63,423 shares held by companies in which he is a shareholder and for which he serves as an executive officer or director. Also includes 3,000 shares held by a family partnership in which he holds a 25% interest.

(9)	Includes 8,343 shares owned by Mr. Jensen’s spouse. Does not include beneficial ownership of 500 shares of the Company’s subsidiary, National Interstate Corporation.

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Program
The Compensation Committee of the Board of Directors has responsibility for reviewing and approving the compensation paid to the Company’s Co-CEOs, reviewing the compensation of the other Company senior executive officers and overseeing the executive compensation policies of the Company. The Compensation Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.
Compensation Philosophy and Objectives
AFG’s philosophy regarding executive compensation programs focuses on the balance of motivating, rewarding and retaining executives with a compensation package competitive among its peers, and maximizing shareholder value by designing and implementing programs that tie compensation earned to the performance of the Company. Guided by principles that reinforce the Company’s pay-for-performance philosophy for the past several years, named executive officer compensation has included base salary and eligibility for annual cash bonuses and long-term incentives such as stock options, restricted stock and stock awards and other compensation, including certain perquisites. A significant portion of each senior executive officer’s compensation is dependent upon the Company achieving business and financial goals and the executive achieving individual performance objectives.
Establishing Compensation Levels
As in prior years, compensation levels for the Co-CEOs were based primarily upon the Compensation Committee’s assessment of their leadership performance and potential to enhance long-term shareholder value. The Compensation Committee relies upon a combination of judgment and guidelines in determining the amount and mix of compensation elements for the Co-CEOs. The compensation levels for the other named executive officers are similarly determined by the Co-CEOs, and reviewed by the Compensation Committee, again based primarily upon the assessment of each Co-CEO’s leadership performance and potential to enhance long-term shareholder value.
Key factors affecting the Compensation Committee’s judgment with respect to the Co-CEOs include the nature and scope of their responsibilities and their effectiveness in leading initiatives to effectively manage capital and increase shareholder value, productivity, profitability and growth. The Compensation Committee also considers the compensation levels and performances of a comparison group of publicly-held insurance companies (collectively, the “Compensation Peer Group”) in reviewing the appropriateness and competitiveness of the Company’s compensation programs. The Compensation Committee believes, however, that the peer review should be simply a point of reference for measurement, not a determinative factor for executive compensation. The purpose of this research is not to supplant the analyses of the individual performance of the executive officers that the Compensation Committee considers when making compensation decisions, but rather to serve as additional data utilized by the Compensation Committee in its analysis. The Compensation Peer Group, which is periodically reviewed and updated by the Compensation Committee, consisted in 2010 of companies against which the Compensation Committee believes AFG competes for talent and for shareholder investment, and in the marketplace for business. The Compensation Peer Group is identical to the group utilized in recent years except for the deletion of one company which was acquired during 2010. In analyzing market pay levels among the Compensation Peer Group, the Compensation Committee factors into its analysis the large variance in size (both in terms of revenues and market capitalization) among the companies. The companies comprising the Compensation Peer Group during 2010 were as follows:

• ACE Limited	• HCC Insurance Holdings, Inc.
• Arch Capital Group Ltd.	• Markel Corporation
• The Chubb Corporation	• RLI Corp.
• Cincinnati Financial Corporation	• W. R. Berkley Corporation
• CNA Financial Corp.	• XL Group plc
• The Hartford Financial Services Group, Inc.
The Compensation Committee and the Co-CEOs analyze peer group and industry pay rates at least annually using relevant published survey sources available. In addition, the Compensation Committee and the Co-CEOs analyze information reported in the SEC filings of companies in the Compensation Peer Group and compiled by a service provider.

The Compensation Committee determined that the types of compensation paid to the Company’s senior executives (i.e. annual salary, performance bonus, equity incentives, retirement plan contributions and perquisites) are similar to those paid to senior management at companies in the Compensation Peer Group. Although the Company seeks to offer a level of total compensation to our executive officers that is competitive with the compensation paid by companies in the Compensation Peer Group, we do not target or benchmark a particular percentile with respect to our executives’ total pay packages or any individual components thereof. Rather, the Compensation Committee’s consideration of the compensation levels and performances of the companies in the Compensation Peer Group constitutes just one of many of the factors described in this Compensation Discussion and Analysis, and such peer group data is considered generally and not as a substitute for the Compensation Committee’s discharge of its fiduciary duties in making executive officer compensation decisions.
The Compensation Committee has also noted that, except for the acceleration of vesting of equity awards under the Company’s shareholder approved equity incentive plans upon a change in control, which acceleration applies to all holders of awards under such plans, no amounts become payable to the named executive officers under severance or change in control arrangements, unlike many of the executive officers of the companies in the Compensation Peer Group.
Based upon all these factors, the Compensation Committee believes it is in AFG shareholders’ best long-term interest for the Compensation Committee to ensure that the overall level of compensation, especially the aggregate total of salary, bonus and equity-based awards, is competitive with companies in the Compensation Peer Group. The Compensation Committee continues to believe that the quality, skills and dedication of executive leaders are critical factors affecting the long-term value of the Company. Therefore, the Compensation Committee and the Co-CEOs continue to try to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible and align the interests of AFG’s executives with those of AFG’s shareholders.
The Compensation Committee’s decisions concerning the specific 2010 compensation elements for the Co-CEOs were made within this framework. The Compensation Committee also considered each Co-CEO’s performance and prior-year salary, bonus and other compensation. In all cases, specific decisions involving 2010 compensation were ultimately based upon the Compensation Committee’s judgment about the Co-CEOs’ performance, potential future contributions and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value without subjecting the Company to inappropriate or unreasonable risk.
Tally Sheets
The Compensation Committee reviews a comprehensive tally sheet compiled internally to review all elements of the named executive officers’ compensation. The tally sheets reviewed include all of the information that is reflected in the Summary Compensation Table as well as amounts and descriptions of perquisites not required to be specifically identified by SEC regulations, generally due to the fact that the amount of such items is not deemed material under applicable SEC regulations. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements. Such analysis has become an important component in the Compensation Committee’s review of named executive officer compensation as various components, including perquisites, are deemed by the Compensation Committee to be important elements of an executive’s overall compensation. This also allows the Compensation Committee to make compensation decisions and evaluate management recommendations based upon a complete analysis of an executive’s total compensation.
To get a clearer picture of the total amount of compensation paid to the Company’s executive officers, the Compensation Committee annually reviews all components of the named executive officers’ total compensation package. This review includes salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and the contributions to and investment performance under the Company’s retirement plans. A tally sheet totaling all the above components was prepared and reviewed by the Compensation Committee. The Compensation Committee noted the annual limitations agreed upon by the Compensation Committee and the Co-CEOs with respect to personal use of corporate aircraft (120 occupied flight hours each) and the executive insurance program ($300,000) and the fact that, if such limitations are exceeded, reimbursement is made based on the cost to the Company of providing those benefits.

Based on this review, the Compensation Committee found the named executive officers’ total compensation in the aggregate to be reasonable and consistent with the objectives of the Company’s compensation programs.
Wealth Accumulation
As part of its analysis and approval of the long-term equity incentive compensation, the Compensation Committee reviewed information relative to equity wealth accumulation of the named executive officers based on previous awards. The purpose of this analysis was to determine whether prior and proposed awards are likely to be effective for retention and as performance incentives to the named executive officers. The Compensation Committee was mindful of the substantial percentage ownership of the Company’s common stock by the Co-CEOs, and the effect of such ownership in aligning their interests with those of our public shareholders.
Internal Pay Equity
The Compensation Committee does not apply fixed ratios when conducting an analysis of the relative difference between the Co-CEOs’ compensation and the compensation of the Company’s other senior executives. However, the Compensation Committee believes that the Company’s internal pay equity structure is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.
Outside Consultants
The Compensation Committee has the sole authority to retain and from time to time has considered the use of outside consultants to assist in evaluating the Company’s executive compensation programs and practices. While the Compensation Committee did not formally engage such a compensation consultant during 2010, it has obtained and considered studies and reports containing comparative market and industry-wide data, which were generated by professional compensation research firms. The Company has also surveyed publicly available compensation data. As a result, the Compensation Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s Compensation Peer Group and receive current information regarding the compensation developments in the marketplace.
Tax Deductibility of Pay
Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that AFG may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The Compensation Committee attempts, to the extent practicable, to structure a significant portion of named executive officer compensation as “incentive-based.” As a result, the incentive compensation paid to the named executive officers should also satisfy the requirements for the “performance-based compensation” exception under Section 162(m), although no assurances can be made in this regard.
Section 409A
Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is AFG’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees so that they are either exempt from, or satisfy the requirements of, Section 409A. AFG believes it is currently operating such plans in compliance with Section 409A. However, no assurances can be made in this regard.

Compensation Components
For the fiscal year ended December 31, 2010, the principal components of compensation for named executive officers were:
•	base salary;
•	annual performance-based bonuses (including cash and stock awards);
•	long-term equity incentive compensation;
•	retirement and other related benefits; and
•	perquisites and other personal benefits.
Each of these components has a different risk profile:

Element	Description	Examples	Risk Profile
Base Salary	Fixed based on level of responsibility, experience, tenure and qualifications	• Cash	• Low to moderate

Annual Performance-Based Bonuses	Variable based on achievement of certain objectives	• Cash • Performance-Based Stock Awards	• High

Long-Term Equity Incentive Compensation	Variable based on responsibility and the achievement of longer term financial goals and shareholder value creation	• Stock Options • Restricted Stock Awards	• Moderate to high

Retirement and Other Related Benefits	Satisfy employee retirement and tax planning needs	• Retirement & Savings plans • Deferred Compensation Plan	• Low

Perquisites and Other Personal Benefits	Satisfy employee health and welfare needs	• Health care • Life, Auto, Home Insurance	• Low
• Security
• Aircraft Usage
• Entertainment
• Lodging
• Administrative
The Compensation Committee has reviewed the risk profile of the components of AFG’s executive compensation programs, including the performance objectives and target levels used in connection with incentive awards. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our programs make a substantial portion of each named executive officer’s compensation contingent on delivering performance results that benefit our shareholders. The Compensation Committee believes that AFG’s executive compensation programs incentivize the appropriate level of risk-taking behavior by its named executive officers needed to grow the business, while encouraging prudent decision-making that focuses on both short-term and long-term results.
The Compensation Committee continues to monitor and evaluate on an ongoing basis the mix of compensation, especially equity compensation, awarded to the named executive officers, and the extent to which such compensation aligns the interests of the named executive officers with those of AFG’s shareholders. In connection with this practice, the Compensation Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various compensation elements. For example, the Compensation Committee recently reviewed the long-term compensation components for our Co-Chief Executive Officers which resulted in the adoption of the Co-CEO Equity Bonus Plan as discussed in Proposal No. 3.

Our Co-CEOs determine the compensation for the named executive officers other than themselves. The Compensation Committee reviews the levels of compensation determined by the Co-CEOs, and annually reviews the performance of the other named executive officers with the Co-CEOs. The Compensation Committee makes recommendations to the Board with respect to general non-CEO compensation, incentive-compensation plans and equity-based plans.
Our Co-CEOs discuss with the Compensation Committee their thoughts on the Company’s performance, their performance, their current and future compensation levels, and the reported compensation of senior executives at the Compensation Peer Group prior to the time that the Compensation Committee takes any action with respect to setting the compensation of the Co-CEOs. The Co-CEOs also make recommendations to the Compensation Committee with respect to the EPS and Company Performance Components of the incentive compensation arrangements applicable to them. Specifically, the Co-CEOs recommended that these components from AFG’s business plan be considered in connection with 2010 compensation objectives and targets. The Compensation Committee considers this input in connection with its review and approval of corporate goals and objectives relevant to Co-CEO compensation, deliberation of Co-CEO performance in light of those goals and objectives, and determination of Co-CEO compensation levels based on this evaluation.
Base Salary
The Company pays salaries that are designed to attract and retain superior leaders. The Compensation Committee determines annual base salaries for the Co-CEOs that are appropriate, in its subjective judgment, based on each officer’s responsibilities and performance and input from the Co-CEOs themselves. The Co-CEOs set salaries for the other named executive officers, which are reviewed by the Compensation Committee. The Co-CEOs believe that such salaries are appropriate in light of the levels of responsibility of such officers and their individual contributions to the Company’s success.
After awarding salary increases of between 2% and 5% for 2009 for the named executive officers, the Compensation Committee and Co-CEOs determined for 2010 to maintain salaries at their 2009 levels for all named executive officers.
Annual Performance-Based Bonuses
Annual performance-based cash bonuses are designed to reward the current year performance of AFG as compared to AFG’s performance in prior years and its current year performance versus other companies in its market segment. The Company believes that the overall performance of AFG is substantially related to the performance of its executives. If earned, cash bonuses, and with respect to the Co-CEOs, equity bonuses, are generally paid in the first quarter for the prior year’s performance.
As has been the case in recent years, the Compensation Committee, working with management, developed an annual bonus plan for 2010(“2010 Bonus Plan”) for the Co-CEOs and other named executive officers that made a substantial portion of their 2010 compensation dependent on AFG’s performance. Specifically, annual bonus determinations are based on a two-part analysis of AFG and executive performance. The Compensation Committee has approved the Annual Senior Executive Bonus Plan, being considered by shareholders as Proposal No. 4, which will replace the Company’s current annual bonus plan. Consistent with prior years, the Compensation Committee will approve, annually under the Annual Senior Executive Bonus Plan, both objective company performance metrics for the Co-CEOs and objective company performance metrics and individual performance components for the other named executive officers.
As discussed below, the Compensation Committee considered AFG’s business plan and budgeted targets in connection with its establishment of objectives in the EPS and Company Performance Components under the 2010 Bonus Plan. Specifically, with respect to personal objectives for each of the Co-CEOs, the Compensation Committee did not establish quantifiable measurements other than those identified in these EPS and Company Performance Components because the Compensation Committee believes that the Co-CEOs are ultimately jointly responsible for the achievement of such objectives. The Compensation Committee views the roles of the Co-CEOs as collaborative, as opposed to competitive, and thus does not seek to distinguish the performance of one from the other. Rather, the Compensation Committee scrutinized the Co-CEOs’ collective role in AFG’s achievement of EPS targets, developing management personnel, focus on investment portfolio performance and development and implementation of strategic transactions and initiatives to enhance shareholder value. The Compensation Committee believes these areas merit considerable attention by the Co-CEOs and constitute areas of responsibility in which the Co-CEOs responded in a manner commensurate with the level of compensation received under the parameters of the 2010 Bonus Plan.

Individual areas of responsibility for named executive officers other than the Co-CEOs are assigned by the Co-CEOs as the year progresses. As discussed elsewhere in this Compensation Discussion and Analysis, the individual performance component of the 2010 Bonus Plan for the other named executive officers addresses the factors considered by the Co-CEOs in their evaluation of the individual performance and related incentive compensation for the other named executive officers.
2010 Bonus Plan Components and Bonus Amounts for Co-CEOs
Under the 2010 Bonus Plan, the cash bonus for 2010 for each Co-CEO equaled the sum of such Co-CEO’s bonuses for the EPS Component and Company Performance Component.
The EPS Component was based on “Operating EPS” which was determined consistent with prior years. Operating EPS differs from AFG’s reported net earnings (determined in accordance with generally accepted accounting principles) by not including realized gains and losses in the investment portfolio and unusual or non-recurring items considered to be non-core to insurance operations. Further, any special charge taken as a result of an internal review of asbestos and environmental reserves is to be considered a non-core item. The Company Performance Component consisted of eight separate performance goals.
Each Co-Chief Executive Officer had a target bonus tied to the EPS Component of $650,000 and could earn up to an additional $1,137,500 based on the proportionate achievement of the eight performance goals under the Company Performance Component.
EPS Component
Under the 2010 Bonus Plan, each Co-CEO’s EPS Component ranged from $0 up to $1,137,500 (175% of the dollar amount of the target bonus allocated to the EPS Component), based on the following levels of Operating EPS achieved by the Company and its consolidated subsidiaries for 2010:

Percentage of Bonus Target
Operating EPS	to be paid for EPS Component

Less than $3.20	0
$3.50	100%
$3.75 or more	175%
The Operating EPS target for 2010 was established by the Compensation Committee after reviewing the Company’s 2010 business plan prepared by management and approved by the Co-CEOs. The 2010 target of $3.50 per share equaled the 2010 Operating EPS target in the Company’s business plan. While 9.1% below the Operating EPS target of $3.85 for 2009 and 17.3% below actual 2009 Operating EPS of $4.23, the Compensation Committee considered the higher level of favorable reserve development recorded in 2009, the above average profitability in our 2009 crop operations, a continued soft insurance market and lower investment returns expected in 2010 as principal factors in determining the target. The Compensation Committee determined that achieving the 2010 Operating EPS target would require substantial efforts on behalf of the entire organization, including Company senior management, and gave consideration to factors which might impact ongoing earnings, including, but not limited to, competition, market influences, governmental regulation and the Board of Directors’ desire to devote resources to other internal corporate objectives, such as acquisitions or start-ups.
Under the 2010 Bonus Plan, 100% of the EPS Component ($650,000) was payable if Operating EPS were $3.50 per share. If Operating EPS were above $3.20 but less than $3.50 or above $3.50 but less than $3.75, the EPS Component of the bonus was to be determined by straight-line interpolation. If Operating EPS was $3.75 or more, 175% of the EPS Component of the bonus was to be paid.

For 2010, AFG reported Operating EPS of $3.92. As a result, the Compensation Committee authorized the payment of a bonus of $1,137,500 (175% of the $650,000 bonus target allocated to the EPS Component) to each Co-CEO under the EPS Component of the 2010 Bonus Plan.
Company Performance Component
Payment of a maximum of $1,137,500 in bonus was payable to each Co-CEO based on AFG’s overall performance after considering eight Company performance goals determined by the Compensation Committee at the time of adoption of the 2010 Bonus Plan. The 2010 Bonus Plan provides that each Co-CEO would receive one-eighth of the maximum bonus amount for each of the following Company Performance Component goals satisfied during 2010:
•	Grow book value per share (excluding unrealized gains/losses and non-core asbestos and environmental charges) at least 7%.
•	Grow book value per share (as defined in the 2010 Bonus Plan) at least 7%.
•	Achieve core return on equity of at least 10%.
•	Achieve specialty property and casualty combined ratio of 89 or below.
•	Achieve annuity and supplemental insurance pre-tax, pre-interest expense operating earnings of at least $183 million.
•	Achieve returns on fixed income portfolio that exceed those of a benchmark.
•	Have AFG common stock outperform the S&P 500 Insurance Stock Index.
•	Maintain debt-to-total capital ratio of less than 22% (calculated consistent with past practice).
The Company’s performance in 2010 exceeded each of these objectives. As a result, the Co-CEOs received $1,137,500 under the Company Performance Component, for a total of $2,750,000 when added with the EPS Component.
2010 Bonus Plan Components and Bonus Amounts for Other Named Executive Officers
The following table sets forth the bonus target amounts and performance criteria under the 2010 Bonus Plan for named executive officers other than the Co-CEOs that were reviewed by the Compensation Committee.

			Individual
	Total Bonus		Performance
Name	Target	EPS Component	Component

James E. Evans	$875,000	50%	50%
Keith A. Jensen	$600,000	50%	50%
Thomas E. Mischell	$400,000	50%	50%

EPS Component
For the other named executive officers participating in the 2010 Bonus Plan, the EPS Component was set at a maximum of 125% of the eligible bonus, based on the following levels of reported Operating EPS, calculated the same as for the Co-CEOs, achieved by the Company and its consolidated subsidiaries for 2010:

Percentage of Bonus Target to be paid for
Operating EPS	EPS Component

Less than $3.20	0
$3.50	100%
$3.75 or more	125%
For 2010, AFG reported Operating EPS of $3.92. As a result, under the EPS Component of the 2010 Bonus Plan, bonuses were paid to named executive officers as follows: $546,875 to Mr. Evans; $375,000 to Mr. Jensen; and $250,000 to Mr. Mischell.
Individual Performance Component
Under the 2010 Bonus Plan, each named executive officer’s bonus allocated to the Individual Performance Component ranged from 0% up to 125% of the target amount allocated to the Individual Performance Component and was determined by the Co-CEOs based on the Co-CEO’s subjective rating of the named executive officers relative to overall performance for 2010. The determination for each of the named executive officers includes a consideration of all factors deemed relevant, including, but not limited to: operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives; responses to unexpected developments; the development of management personnel; and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries. The Co-CEOs considered these factors, together with the respective roles of the named executive officers with respect to the consistent improvement in the Company’s operating performance over the past several years, and determined that the named executive officers receive the following: $503,125 to Mr. Evans (115% of target); $360,000 to Mr. Jensen (120% of target); and $230,000 to Mr. Mischell (115% of target).
As a result, the total bonuses paid to the named executive officers under the 2010 Bonus Plan (aggregating the amounts determined under both the EPS Component and the Individual Performance Component) were: $1,050,000 to Mr. Evans; $735,000 to Mr. Jensen; and $480,000 to Mr. Mischell.
Long-Term Equity Incentive Compensation
The Compensation Committee believes long-term equity incentive compensation encourages management to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in the Company through stock option grants and restricted stock awards that vest over time. The Compensation Committee believes that stock options and stock awards represent an important part of AFG’s performance-based compensation system. The Compensation Committee believes that AFG shareholders’ interests are well served by aligning AFG’s senior executives’ interests with those of its shareholders through the grant of stock options and stock awards. In determining the size of overall annual grants, the Compensation Committee takes into consideration the possible dilutive effect to shareholders of the additional shares which may be issued pursuant to stock-based awards as well as the expense to AFG as stock-based awards vest. The Compensation Committee believes that several features present in stock-based awards give recipients substantial incentive to maximize AFG’s long-term success. Specifically, the Compensation Committee believes that, because the stock options vest at the rate of 20% per year, and the restricted stock awarded in 2010 vests in four years, these awards promote executive retention due to the potential for forfeiture of options and restricted shares that have not fully vested upon departure from AFG.
Consistent with past practice, in February 2011, the Compensation Committee determined to award a portion of the long-term equity incentive compensation of several key executives, including each named executive officer, in restricted stock awards. The restricted stock awards vest over four years, or sooner upon the death or permanent disability of the recipient. The recipients are entitled to receive dividends on and vote the shares during the restriction period.

Equity award levels are determined based on award amounts for participants from previous years, market data, fair value of option grants, expense to AFG, the relative benefits to participants of such expense, and the overall compensation level of such participants. Equity grants vary among participants based on their positions within the Company, and AFG believes that the consideration of these factors results in reasonable grant levels to its named executive officers and other employees. Options and restricted shares granted to the named executive officers are set forth in the Grants of Plan-Based Awards Table on page 41 of this proxy statement.
Equity awards are generally granted at a regularly scheduled Compensation Committee meeting in February after AFG issues a press release announcing results of the recently ended fiscal year.
Annual Co-CEO Equity Bonus Plan
In 2009, the Company established the 2009 Plan as discussed above in Proposal No. 3. The 2009 Plan was established to formalize the Compensation Committee’s practice of rewarding the Co-CEOs with equity awards for the achievement of Company performance objectives to enhance the profitability of the Company and is designed to reflect the current market for executive compensation and to promote corporate performance that the Compensation Committee believes will enhance long-term shareholder value.
Under the 2009 Plan, the Company may grant bonus awards to the Co-CEOs (the only participants in the 2009 Plan) only in the form of shares of common stock of the Company, which further aligns the interests of the Co-CEOs with those of all shareholders, and only based upon the achievement of the performance goals set forth in the 2009 Plan.
Performance criteria and performance goals for 2010 were established by the Compensation Committee in February 2010. Under the 2009 Plan in effect for 2010, $400,000 in shares of AFG common stock was allocated to each of eight financial measurements for each Co-CEO: growth of core operating earnings per share of at least $3.60; growth in book value (as adjusted for gains/losses on fixed maturity securities and certain non-core charges) of at least 8%; growth in book value of at least 8%; the achievement of a combined ratio of 88% or less; the achievement of pre-tax, pre-interest expense earnings of GAFRI of at least $190 million; the outperformance of the Company’s fixed income portfolio over three-year period ending December 31, 2010 over an industry benchmark; achieving a return on equity of at least 11%; and achieving at least a 10% growth in share price from the end of 2009 to the end of 2010 coupled with the return for the Company’s common stock exceeding the S&P 500 Insurance Stock Index during 2010. Each of the eight financial measurements were attained for 2010, and as a result, $3,200,000 in shares of common stock (94,151 shares) were awarded to each of the Co-CEOs.
The Equity Bonus Plan discussed in Proposal No. 3 has, beginning in 2011, replaced the 2009 Plan.
Recovery of Prior Awards
Other than in the 2009 Plan, the Co-CEO Equity Bonus Plan (Proposal No. 3) and the Annual Executive Bonus Plan (Proposal No. 4), AFG does not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment. Nevertheless, the Company is subject to the provisions of Section 304 of the Sarbanes-Oxley Act, with its recoupment requirements. In addition, each of the Co-CEO Equity Bonus Plan and the Annual Senior Executive Bonus Plan contain specific provisions regarding recovery of awards in the event of restatement of materially inaccurate financial results.

Stock Ownership Guidelines
AFG’s Board adopted executive stock ownership guidelines in 2006 because it believes that it is in the best interests of AFG and its shareholders to align the financial interests of its executives and certain other officers of the Company and its principal subsidiaries with those of AFG’s shareholders. AFG’s Board also adopted such guidelines because it believes that the investment community values stock ownership by such officers and that share ownership demonstrates a commitment to and belief in the long-term profitability of AFG. Under the guidelines, AFG’s Co-CEOs are required to own an amount of AFG common stock which is equal to or exceeds five times their annual base salary; other named executive officers and certain other senior officers of the Company and its major subsidiaries (in excess of 40 executives) are required to own an amount of AFG common stock which is equal to or exceeds their annual base salary. Generally, persons subject to the guidelines were required to achieve the applicable ownership guideline by January 1, 2011, and all executives to whom the guidelines apply had met their ownership target as of such date. The Co-CEOs own AFG common stock having a value well in excess of the guidelines indicated by their annual base salary.
Retirement and Other Related Benefits
The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG provides retirement benefits to qualified employees through the 401(k) Retirement and Savings Plan (“401(k) RASP”), a defined contribution plan. AFG makes all contributions to the retirement fund portion of the plan and matches a percentage of employee contributions to the savings fund. The amount of such contributions and matching payments are based on a percentage of the employee’s salary up to certain thresholds. AFG also makes available to certain employees benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions in the retirement contribution portion of the 401(k) RASP are limited by IRS regulations to have an additional benefit to the 401(k) RASP.
The Company also maintains a Deferred Compensation Plan pursuant to which certain employees of AFG and its subsidiaries (currently those paid $110,000 or more annually) may defer up to 80% of their annual salary and/or bonus. For 2010, participants could elect to have the value of deferrals (i) earn a fixed rate of interest, set annually by the Board of Directors (4 1/2% in 2010), (ii) fluctuate based on the market value of AFG common stock, as adjusted to reflect stock splits, distributions, dividends, or (iii) earn interest as determined by one or more publicly traded mutual funds. A deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period. The Nonqualified Deferred Compensation Table on page 43 of this proxy statement discloses 2010 compensation earned by the named executive officers in connection with the Deferred Compensation Plan.
Perquisites and Other Personal Benefits
Perquisites, such as insurance coverage, security services, certain entertainment expenses, administrative staff attending to occasional personal matters, and the personal use of corporate aircraft, are made available to AFG’s executive officers. These benefits are described below, and the estimated costs to the Company of such benefits are included in the All Other Compensation table below on page 40. The Compensation Committee and the Co-CEOs have limited the benefit attributable to the Co-CEOs’ personal use of corporate aircraft and insurance coverage. See “Tally Sheet” discussion above. The Company does not provide tax gross-up payments to named executive officers for any perquisites.
During 2010, as in prior years, the Company operated corporate aircraft used for the business travel of senior management of the Company and its subsidiaries. The Board has encouraged the use of corporate aircraft for the travel needs of the Company’s Chairman of the Board and Co-CEOs, including personal travel, in order to minimize and more efficiently utilize their travel time, protect the confidentiality of their travel and the Company’s business, and enhance their personal security. Notwithstanding, the Compensation Committee and the Chairman of the Board and Co-CEOs jointly acknowledge that such aircraft use is a personal benefit, and as such, the Compensation Committee considers the cost to the Company of such use to be an element of the total compensation paid to these individuals.

The Compensation Committee believes these perquisites to be reasonable, particularly as a part of total executive compensation, comparable with peer companies and consistent with the Company’s overall executive compensation programs.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	Terry S. Jacobs (Chairman)
William W. Verity
Kenneth C. Ambrecht

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the aggregate compensation paid to or earned by the named executive officers for each of the last three years. Such compensation includes amounts paid by AFG and its subsidiaries and certain affiliates for the years indicated. Amounts shown relate to the year indicated, regardless of when paid. AFG has no employment agreements with the named executive officers.

						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Carl H. Lindner III	2010	1,150,000	3,667,670	445,000	2,275,000	—	713,129	8,250,799
Co-Chief Executive Officer	2009	1,144,250	1,968,668	219,375	1,990,625	4,868	589,370	5,917,156
and Co-President (Co-	2008	1,100,000	—	594,000	1,943,500	14,180	730,017	4,381,697
Principal Executive Officer)

S. Craig Lindner	2010	1,150,000	3,667,670	445,000	2,275,000	—	781,535	8,319,205
Co-Chief Executive Officer	2009	1,144,250	1,968,668	219,375	1,990,625	4,868	630,490	5,958,276
and Co-President (Co-	2008	1,100,000	—	594,000	1,943,500	14,180	743,089	4,394,769
Principal Executive Officer)

Keith A. Jensen	2010	637,500	217,263	222,500	938,500	5,389	113,813	2,134,964
Senior Vice President	2009	634,150	143,250	146,250	1,141,875	16,454	102,054	2,184,033
(Principal Financial Officer)	2008	640,000	—	396,000	704,700	7,162	95,437	1,843,299

James E. Evans	2010	1,070,000	271,640	278,125	1,050,000	—	123,903	2,793,668
Senior Vice President and	2009	1,066,150	179,063	182,813	1,050,000	—	109,096	2,587,122
General Counsel	2008	1,050,000	—	495,000	1,041,250	—	95,607	2,681,857

Thomas E. Mischell	2010	590,000	190,098	194,688	480,000	—	97,190	1,551,976
Senior Vice President —	2009	590,000	125,353	127,969	480,000	—	95,128	1,418,450
Taxes	2008	597,000	—	346,500	464,100	—	84,975	1,492,575

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Deferred Compensation Plan.

(2)	Amount represents the dollar amount recognized for financial statement reporting purposes for compensation expense incurred by the Company in connection with discretionary restricted stock awards made by the Compensation Committee under the 2005 Stock Incentive Plan and, with respect to the Co-CEOs, bonuses under the Annual Co-CEO Equity Bonus Plan in the form of AFG common stock (as further described in the Compensation Discussion and Analysis section beginning on page 28 of this proxy statement) in each fiscal year in accordance with FASB ASC 718 (Compensation — Stock Compensation), rather than an amount paid to or realized by the Co-CEO.

(3)	Amount represents the grant date fair value which will be expensed for financial statement reporting purposes over the vesting period of the options in accordance with ASC 718, rather than an amount paid to or realized by the named executive officer. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized.

(4)	Amount represents payment for performance in the year indicated, whenever paid, under the Senior Executive Annual Bonus Plan as further described in the Compensation Discussion and Analysis section beginning on page 28 of this proxy statement. As these bonus payments were made pursuant to a performance-based annual bonus plan, no separate bonus column appears in the table. Includes, for Mr. Jensen, amounts paid under a subsidiary incentive compensation plan.

(5)	Amounts represent “above market” earnings on deferrals under the Deferred Compensation Plan.

(6)	See All Other Compensation chart below for amounts, which include perquisites, Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the named executive officers participate (and related accruals for their benefit under the Company’s benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company’s contributions to certain of the Company’s retirement plans) and Company paid group life insurance.

All Other Compensation—2010

Item	C. H. Lindner III	S. C. Lindner	K. A. Jensen	J. E. Evans	T. E. Mischell
Group life insurance	$4,902	$4,902	$4,902	$7,524	$7,524
Insurance (Auto/Home Executive Insurance Program)	276,689	300,000	14,139	30,092	7,845
Aircraft Usage (1)	229,654	251,203	12,647	4,927	0
Car and Related Expenses	4,902	5,841	2,640	2,640	2,640
Security Services	50,889	25,445	0	0	0
Meals and Entertainment	12,500	12,500	3,660	2,500	3,056
Administrative/Secretarial Services	77,468	125,519	19,700	20,095	20,000
Annual RASP Contribution (2)	18,375	18,375	18,375	18,375	18,375
Annual Auxiliary RASP Contribution	37,750	37,750	37,750	37,750	37,750

Totals	$713,129	$781,535	$113,813	$123,903	$97,190

(1)	The Board of Directors has encouraged the Company’s Chairman and Co-CEOs to use corporate aircraft for all travel whenever practicable for productivity, security and confidentiality reasons. On certain occasions, an executive’s spouse, other family members or guests may fly on the corporate aircraft. The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded. Amounts for personal use of company aircraft are included in the table. The amounts reported utilize a different valuation methodology than used for income tax purposes, where the cost of the personal use of corporate aircraft has been calculated using the Standard Industrial Fare Level (SIFL) tables found in the tax regulations.

(2)	Includes a Company 4 1/2% match on employee 401(k) contributions.
Potential Payments upon Termination or Change in Control
As described in the Compensation Discussion and Analysis section, the named executive officers do not have employment, severance or change in control agreements with the Company. In addition, any agreements, plans or arrangements that provide for payments to a named executive officer at, following, or in connection with any termination (including retirement) of such named executive officer, do not discriminate in scope, terms or operation in favor of the named executive officer, and are available generally to all salaried employees. All options and restricted shares granted under the Company’s shareholder approved equity compensation plans provide for the acceleration of vesting upon a change in control.

Grants of Plan-Based Awards

					All other	All other
					Stock	Option
					Awards:	Awards:	Exercise or	Closing	Grant Date
		Estimated Future Payouts			Number	Number of	Base Price	Market	Fair Value of
		Under Non-Equity Incentive Plan			of Shares	Securities	of Option	Price on	Stock and
		Awards (1)			of Stock	Underlying	Awards	the Date	Option
	Grant	Thresh-	Target	Maximum	or Units	Options	($/Sh)	of Grant	Awards
Name	Date	old ($)	($)	($)	(#)	(#)	(2)(3)	($/Sh)	($) (4)
Carl H. Lindner III	02/11/2010	—	—	—	—	50,000	24.83	25.00	445,000
	02/11/2010	—	—	—	17,500	—	—	25.00	434,525
	02/11/2010	0	650,000	2,275,000	—	—	—	—	—
	02/11/2010	—	—	—	94,151	—	—	—	3,233,145
S. Craig Lindner	02/11/2010	—	—	—	—	50,000	24.83	25.00	445,000
	02/11/2010	—	—	—	17,500	—	—	25.00	434,525
	02/11/2010	0	650,000	2,275,000	—	—	—	—	—
	02/11/2010	—	—	—	94,151	—	—	—	3,233,145
Keith A. Jensen	02/11/2010	—	—	—	8,750	—	—	25.00	217,263
	02/11/2010	—	—	—	—	25,000	24.83	25.00	222,500
	02/11/2010	0	600,000	750,000	—	—	—	—	—
James E. Evans	02/11/2010	—	—	—	10,940	—	—	25.00	271,640
	02/11/2010	—	—	—	—	31,250	24.83	25.00	278,125
	02/11/2010	0	875,000	1,093,750	—	—	—	—	—
Thomas E. Mischell	02/11/2010	—	—	—	7,656	—	—	25.00	190,098
	02/11/2010	—	—	—	—	21,875	24.83	25.00	194,688
	02/11/2010	0	400,000	500,000	—	—	—	—	—

(1)	These columns show the range of payouts targeted for 2010 performance under the 2010 Annual Senior Executive Bonus Plan with respect to the Co-CEOs and the remaining named executive officers. These amounts, paid in 2011, are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” because these awards were recognized in 2010 for financial statement reporting purposes.

(2)	These employee stock options were granted pursuant to the Company’s 2005 Stock Incentive Plan and become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. The options become fully exercisable in the event of death or disability or upon a change in control of the Company. More discussion regarding the Company’s 2005 Stock Incentive Plan can be found in the Compensation Discussion and Analysis section beginning on page 28 of this proxy statement.

(3)	Under the terms of the Company’s 2005 Stock Incentive Plan, stock options are granted at an exercise price equal to the average of the high and low trading prices on the date of grant.

(4)	This column represents, with respect to stock options, the aggregate full grant date fair value in accordance with ASC 718 of options granted during the year. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the amount received by the executive upon exercise will equal the ASC 718 value.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)
		Number	Number			Stock Awards (2)
		of Securities	of Securities			Number of	Market Value of
		Underlying	Underlying			Shares or Units	Shares or Units
		Unexercised	Unexercised			of Stock That	of Stock That
		Options	Options	Option Exercise		Have Not	Have Not
	Award Grant	(#)	(#)	Price	Option	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Expiration Date	(#)	(#)
Carl H. Lindner III	02/27/2004	82,500		20.01	03/02/2014
	02/24/2005	82,500		20.28	02/27/2015
	02/22/2006	66,000	16,500	26.89	02/22/2016
	02/22/2007	45,000	30,000	36.57	02/22/2017
	02/21/2008	30,000	45,000	27.20	02/22/2017
	02/12/2009	7,500	30,000	19.10	02/12/2019	11,250	363,263
	02/11/2010		50,000	24.83	02/11/2020	17,500	565,075
S. Craig Lindner	02/27/2004	82,500		20.01	03/02/2014
	02/24/2005	82,500		20.28	02/27/2015
	02/22/2006	66,000	16,500	26.89	02/22/2016
	02/22/2007	45,000	30,000	36.57	02/22/2017
	02/21/2008	30,000	45,000	27.20	02/22/2017
	02/12/2009	7,500	30,000	19.10	02/12/2019	11,250	363,263
	02/11/2010		50,000	24.83	02/11/2020	17,500	565,075
Keith A. Jensen	02/27/2004	50,004		20.01	02/27/2014
	02/24/2005	60,001		20.28	02/24/2015
	02/22/2006	48,000	12,000	26.89	02/22/2016
	02/22/2007	30,000	20,000	36.57	02/22/2017
	02/21/2008	20,000	30,000	27.20	02/21/2018
	02/12/2009	5,000	20,000	19.10	02/12/2019	7,500	242,175
	02/11/2010		25,000	24.83	02/11/2020	8,750	282,538
James E. Evans	02/20/2003	31,083		12.30	02/23/2013
	02/27/2004	65,004		20.01	02/27/2014
	02/24/2005	75,001		20.28	02/24/2015
	02/22/2006	60,000	15,000	26.89	02/22/2016
	02/22/2007	37,500	25,000	36.57	02/22/2017
	02/21/2008	25,000	37,500	27.20	02/21/2018
	02/12/2009	6,250	25,000	19.10	02/12/2019	9,375	302,719
	02/11/2010		31,250	24.83	02/11/2020	10,940	353,253
Thomas E. Mischell	02/27/2004	52,500		20.01	02/27/2014
	02/24/2005	52,501		20.28	02/24/2015
	02/22/2006	42,000	10,500	26.89	02/22/2016
	02/22/2007	26,250	17,500	36.57	02/22/2017
	02/21/2008	17,500	26,250	27.20	02/21/2018
	02/12/2009	4,375	17,500	19.10	02/12/2019	6,563	211,919
	02/11/2010		21,875	24.83	02/11/2020	7,656	247,212

(1)	Represents employee stock options that become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. They are generally exercisable for ten years. The options become fully exercisable in the event of death or disability or upon a change in control of the Company.

(2)	Represents restricted shares which vest in full four years following the award grant date. Shares vest in full in the event of death or disability or upon a change in control of the Company.

Option Exercises and Stock Vested
The table below shows the number of shares of AFG common stock acquired during 2010 upon the exercise of options. No shares were acquired in 2010 by the named executive officers pursuant to the vesting of stock awards.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($) (1)
Carl H. Lindner III	165,000	2,301,857
S. Craig Lindner	82,500	1,450,350
Keith A. Jensen	45,525	695,892
James E. Evans	71,200	1,188,838
Thomas E. Mischell	105,000	1,381,905

(1)	Amounts reflect the difference between the exercise price of the option and the closing price on the date of exercise.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG makes available to certain employees, including its named executive officers, benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions are limited by IRS regulations in the retirement contribution portion of the AFG Retirement and Savings Plan to have an additional benefit to the RASP.
The Company also maintains a Deferred Compensation Plan pursuant to which certain key employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period.
The table below discloses information on the nonqualified deferred compensation of the named executives in 2010, including the Auxiliary RASP and the Deferred Compensation Plan. Any amounts deferred are included in compensation figures disclosed in the Summary Compensation Table on page 39 of this proxy statement.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	contributions in	contributions in	earnings in last	withdrawals /	balances at last
Name	last FY($)	last FY($) (1)	FY($) (2)	distributions($)	FYE($)
Carl H. Lindner III	—	37,750	202,009	—	1,987,050
S. Craig Lindner	—	37,750	225,656	—	1,321,761
Keith A. Jensen	110,336	43,139	330,592	(746,050)	1,274,052
James E. Evans	—	37,750	114,164	—	1,168,452
Thomas E. Mischell	—	37,750	256,510	—	1,532,946

(1)	Represents Company contributions credited to participant’s Auxiliary RASP accounts which are included in All Other Compensation in the Summary Compensation Table on page 39, and $5,389, of preferential earnings or above market earnings on deferred compensation which is reported under Nonqualified Deferred Compensation Earnings in that table.

(2)	Earnings are calculated by reference to actual earnings or losses of mutual funds and securities, including Company common stock, held by the plans.

Director Compensation
Directors receive compensation under the Company’s Non-Employee Director Compensation Plan (the “Director Plan”). During 2010, all directors who were not officers or employees of the Company were paid the following fees: an annual board retainer of $40,000 and $1,750 per each board meeting attended. The Audit Committee Chairman received an additional $30,000 retainer. Other committee Chairmen received an additional $12,000 annual retainer. Committee members (non-chairman) received an additional $6,000 annual retainer for each committee served. All committee members received $1,250 for each meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. In addition, non-employee directors receive an annual award of restricted stock. In 2010, this award was $85,000.
Compensation earned for director service in 2010 is set forth in the following table. Other than the restricted stock awards, all amounts were paid in cash.

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned		Stock	Option	Deferred	All Other
	or Paid in		Awards	Awards	Compensation	Compensation	Total
Name	Cash ($)		($) (2)	($)	Earnings	($) (3)	($)
Carl H. Lindner	130,000	(1)	—	—	—	609,244	739,244
Kenneth C. Ambrecht	98,500		83,907	—	—	—	182,407
Theodore H. Emmerich	109,000		83,907	—	—	—	192,907
Terry S. Jacobs	104,500		83,907	—	—	—	188,407
Gregory G. Joseph	94,750		83,907	—	—	—	178,657
William W. Verity	102,000		83,907	—	—	—	185,907
John I. Von Lehman	92,250		83,907	—	—	—	176,157

(1)	In January 2005, Carl H. Lindner stepped down as Chief Executive Officer of the Company, but remained the non-executive Chairman of the Board. Mr. Lindner has requested that his annual salary be no more than the compensation paid to the Company’s independent directors. In 2005, the Compensation Committee set his annualized salary at $130,000, which has not changed through 2010. The Audit Committee annually reviews this salary and all other compensation and perquisites received by him. The Audit Committee has determined that the total compensation and benefits paid to Mr. Lindner are appropriate in recognition of Mr. Lindner’s many contributions to the Company’s success.

(2)	Calculated as the compensation cost for financial statement reporting purposes with respect to the annual stock grant under the Director Plan. See “Securities Ownership” on page 27 for detail on beneficial ownership of AFG common stock by directors.

(3)	Amount includes the following: aircraft usage, $192,000; automobile related expenses, $31,000; security, $76,000; insurance (auto/home), $213,000; administrative/secretarial services, $83,744; and annual 401(k) RASP contribution, group life insurance and meals and entertainment, $6,300. The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded.
Director Stock Ownership Guidelines
The Director Plan also sets forth stock ownership guidelines for the non-employee directors. Specifically, within three years after a non-employee director receives the first restricted stock award under the Director Plan, the non-employee director, as a consideration in the determination of his or her future service to AFG’s Board of Directors, must beneficially own shares of AFG common stock with a value of at least six times the then-current annual board retainer.

RELATED PERSON TRANSACTIONS
Stock exchange rules require the Company to conduct an appropriate review of all related party transactions (including those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, our Audit Committee Charter provides that the Audit Committee review and approve all related party transactions. In considering the transaction, the Committee may consider all relevant factors, including as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.
While the Company adheres to this policy for potential related person transactions, the policy is not in written form (other than as a part of listing agreements with stock exchanges). However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.
Other than as follows, there were no such transactions in 2010 requiring disclosure under applicable rules. Subsidiaries of the Company employed a son of one of the Co-CEOs and a son-in-law of the other Co-CEO during 2010, and the individuals received compensation of $132,500 and $123,500, respectively, for 2010.
PROPOSALS OF SHAREHOLDERS FOR 2012 ANNUAL MEETING
Under the rules and regulations of the SEC, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 2012 and which such shareholder desires to have included in the Company’s proxy materials for such meeting must be received by the Secretary of the Company not less than 120 calendar days before the anniversary date of this year’s proxy statement, or December 2, 2011. Our Regulations, as they may be amended from time to time, may contain additional requirements for matters to be properly presented at annual meetings of shareholders.
The proxy card used by AFG for the annual meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2012 annual meeting, it must be received by February 17, 2012.
COMMUNICATIONS WITH DIRECTORS
The Board of Directors has adopted procedures for shareholders to send written communications to the Board as a group. Communications must be clearly addressed either to the Board of Directors, a committee of the Board or any or all of the independent directors, and sent to either of the following, who will forward any communications except for spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material:

Karl J. Grafe	Theodore H. Emmerich
Vice President, Assistant General	Chairman of the Audit Committee
Counsel & Secretary	American Financial Group, Inc.
American Financial Group, Inc.	One East Fourth Street
One East Fourth Street	Cincinnati, Ohio 45202
Cincinnati, Ohio 45202

One East Fourth Street
Cincinnati, Ohio 45202

Annex A

CO-CEO EQUITY BONUS PLAN
ADOPTED ON MARCH 15, 2011
PURPOSE
The purpose of the Annual Co-CEO Equity Bonus Plan (the “Plan”) is to further the profitability of American Financial Group, Inc. (the “Company”) to the benefit of the shareholders of the Company by promoting extraordinary levels of corporate performance and by incentivizing the Co-Chief Executive Officers of the Company through the potential for performance-based equity compensation as a component of a Plan Participant’s compensation.
1.	DEFINITIONS
When used in the Plan, the following terms have the following meanings.
1.1. “Award” means an award made pursuant to the Plan.
1.2. “Award Agreement” means the agreement entered into between the Company and a Participant, setting forth the terms and conditions applicable to an Award granted to the Participant.
1.3. “Board” means the Board of Directors of the Company.
1.4. “Bonus Amount” means the amount that may become payable under an Award as a result of the satisfaction of Performance Objectives for a Performance Period.
1.5. “Change of Control” means a change in ownership or effective control of the Company as defined in Section 1.409A-3 of the Treasury Regulations to Section 409A of the Code that also meets one of the following:
(a) an event or series of events by which Carl H. Lindner, his wife and all lineal descendants and their wives, as well as trusts established for the benefit of such person (collectively, “Lindner Family Members”) collectively cease to be the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act of (i) at least 25% of the Common Stock and (ii) a sufficient number of Shares so that Lindner Family Members in the aggregate own more Shares than any other “person” or “group”, as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, by a margin of at least 10% of the total number of Shares then outstanding; or
(b) during any period of one year after January 1, 2011, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.
1.6. “Code” means the Internal Revenue Code of 1986, as amended.
1.7. “Committee” means the committee appointed by the Board as described under Section 3.

1.8. “Performance Objectives” means the objective targets selected by the Committee to measure performance, the outcome of which is substantially uncertain at the time selected, for a Performance Period which shall be based upon one or more of the following performance-based business criteria, either on a Company, subsidiary, division, business unit or line of business basis or in comparison with peer group performance or to an index, as the Committee deems appropriate: net income or operating income; net income per share or operating income per share; aggregate or per-share book value or adjusted book value; written premiums (net or gross); return measures (including, but not limited to, return on assets, investment portfolio, capital, invested capital, equity, sales, or premiums); cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); combined ratios; share price (including, but not limited to, growth measures and total shareholder return); and increase in or maintenance of the Company’s market share. In the discretion of the Committee at the time of the grant of an Award and as set forth in an Award Agreement, any Performance Objective may be calculated after accounting for specified adjustments.
1.9. “Performance Period” means a period of at least one and at most five fiscal years of the Company as determined by the Committee at the time of the grant of an Award. Upon the grant of an Award, the Performance Period shall be fixed and may not subsequently be changed. Performance Periods may overlap.
1.10. “Shares” means shares of common stock of the Company.
1.11. “Subsidiary” means a subsidiary of the Company within the meaning of Code Section 424(f).
2.	ADMINISTRATION
Awards under the Plan are intended to be performance-based compensation for purposes of Section 162(m)(4)(C) of the Code. Except as otherwise expressly provided in this Plan, the Plan shall be administered by the Compensation Committee or a successor committee or subcommittee (the “Committee”) of the Board comprised solely of two or more “outside directors” as defined pursuant to Section 162(m) of the Code. Subject to the provisions of the Plan, the Committee shall determine the Performance Period and Performance Objectives applicable to Awards and all other terms and conditions of Awards. Subject to the provisions of the Plan, the Committee shall have the authority to interpret the Plan and establish, adopt or revise such rules and regulations and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan and all of its actions and decisions with respect to the Plan shall be final, binding and conclusive on all parties.
3.	PARTICIPATION
The participants in the Plan are the Company’s Co-Chief Executive Officers (the “Participants”).
4.	SHARES SUBJECT TO PLAN; MAXIMUM AWARDS
The number of Shares which may be issued under this Plan shall not exceed One Million Five Hundred Thousand (1,500,000) Shares. Shares issued under the Plan shall be authorized but unissued Shares. If there shall occur any change with respect to the outstanding Shares by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the Shares, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the common stock of the Company, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in the maximum number and kind of Shares provided in this Section 5. The maximum amount which may be awarded to any Participant for any Performance Period shall be $6,000,000.

5.	ESTABLISHMENT OF PERFORMANCE OBJECTIVES AND BONUS AMOUNTS
The Committee shall establish objectively determinable Performance Objectives and Bonus Amounts that shall become payable upon the achievement of such Performance Objectives and the applicable Performance Period annually. The Performance Objectives, Bonus Amount and Performance Period shall be set forth in an Award Agreement approved by the Committee. In no event shall the establishment of any Participant’s Bonus Amount give a Participant any right to be paid all or any part of such amount unless and until a bonus is actually awarded pursuant to Section 7.
6.	DETERMINATION OF BONUSES AND TIME OF PAYMENT
6.1. As soon as practicable after the end of each Performance Period, the Committee shall determine whether or not the Performance Objectives of each Participant have been attained and shall certify to such attainment in writing. The Committee shall determine the Bonus Amount, if any, to be awarded to each Participant for such Performance Period according to the terms of this Plan. Such Bonus Amount determinations shall be based on achievement of the Performance Objectives for such Performance Period.
6.2. Except as otherwise provided in Section 8.2, once the Bonus Amount is determined for each Participant pursuant to Section 7, it shall be paid in Shares. The payment, if any, shall take place between March 1 and March 31 following any Performance Period. The Participant must continue to be employed through the last day of the Performance Period to be eligible for the Bonus Amount. For the purpose of determining the number of Shares to be awarded under this Plan, the value of a Share shall be calculated by taking the average high and low sale prices of a Share on the date of determination of the Bonus Amount as provided in Section 7.
7.	TERMINATION OF EMPLOYMENT; CHANGE OF CONTROL
7.1. Notwithstanding the requirement to be employed on the last day of the Performance Period in order to be eligible for payment of the Bonus Amount described in Section 7.2, if a Participant’s employment with the Company is terminated during a Performance Period for which Performance Objectives have been attained for any reason other than discharge for “cause,” the Committee, in its sole discretion, may determine that the Participant is entitled to a portion of the Bonus Amount that is determined at the end of the Performance Period and payable at the time specified in Section 7.2. This provision only provides discretion in determining whether to waive the employment requirement. In the event the employment requirement is waived, the Bonus Amount shall be a pro rata amount based on the number of months of the Participant’s employment during the Performance Period with the month of termination counting as a full month of employment. For purposes of the Plan, “cause” shall mean: (i) a Participant’s failure or refusal to materially perform his duties; (ii) a Participant’s failure or refusal to follow material directions of the Board or any other act of material insubordination on the part of Participant; (iii) the commission by a Participant of an act of fraud or embezzlement against the Company; or (iv) any conviction of, or plea of guilty or nolo contendere to, a felony by a Participant.
7.2. Notwithstanding any provision in this Plan to the contrary, upon the occurrence of a Change of Control during the course of a Performance Period, then a Participant shall be deemed to have satisfied the Performance Objectives in order to receive the target bonus as specified in the Participant’s Award Agreement. Distribution of amounts payable in connection with an Award shall be made in cash immediately following (but in no event later than 30 days) following the occurrence of the Change of Control.

8.	RECOUPMENT
In the event of a restatement of materially inaccurate financial results, the Committee has the discretion to recover bonus awards that were paid under the Plan to a Participant with respect to the period covered by the restatement. If the payment of a bonus award would have been lower had the achievement of applicable financial performance targets been calculated based on such restated financial results, the Committee may, if it determines appropriate in its sole discretion, to the extent permitted by law, recover from the Participant the portion of the bonus award paid in excess of the payment that would have been made based on the restated financial results. The Company will not seek to recover bonus awards paid more than three years after the date the Company files the report with the Securities and Exchange Commission that contained the incorrect financial results. This Section 10 is in addition to, and not in lieu of, any requirements under any applicable law or regulation, including but not limited to the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and shall apply notwithstanding anything to the contrary in the Plan.
9.	COMPLIANCE WITH SECTION 409A OF THE CODE
It is intended that this Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that reflects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the bonus amount shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Participant to the additional tax imposed under Section 409A of the Code. The amounts payable pursuant to this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible.
10.	MISCELLANEOUS
10.1. Government and Other Regulations. The obligation of the Company to pay bonuses shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.
10.2. Tax Withholding. The Company shall have the right to deduct from all bonuses paid any federal, state or local taxes required by law to be withheld with respect to such payments.
10.3. Claim to Bonuses and Employment Rights. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a Subsidiary.
10.4. Beneficiaries. Any bonuses awarded and otherwise payable under this Plan to a Participant who dies prior to payment shall be paid at the time specified in Section 7.2 to the beneficiary designated by the Participant on a form filed with the Company. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company. If the Participant dies during the Performance Period and while employed, the payment shall be made at the end of the Performance Period at the time specified in Section 7.2 and shall be a pro rata amount based on the Participant’s months of employment during the Performance Period prior to death with the month of death counting as a full month of employment.
10.5. Nontransferability. A person’s rights and interests under the Plan may not be assigned, pledged or transferred except, in the event of a Participant’s death, to his designated beneficiary as provided in the Plan or, in the absence of such designation, by will or the laws of descent and distribution.

10.6. Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company (to the extent permitted by the Articles of Incorporation and Code of Regulations of the Company and applicable law) against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him, in satisfaction of judgment in any such action, suit or proceeding against him. He shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation or Code of Regulations, as a matter of law or otherwise or of any power that the Company may have to indemnify him or hold him harmless.
10.7. Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent certified public accountants of the Company or of its Subsidiaries or upon any other information furnished in connection with the Plan by any officer, director or employee of the Company or any of its Subsidiaries. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.
10.8. Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries in such proportions as shall be agreed upon by them from time to time.
10.9. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and, in the event of any conflict between any such title or heading and the text of the Plan, such text shall control.
10.10. Shareholder Approval. This Plan shall become effective following its adoption by the Board of Directors and its approval by the Company’s shareholders on the date of the 2011 Annual Meeting of Shareholders.
11.	AMENDMENT AND TERMINATION
The Board may at any time terminate the Plan. Other than modifying the number of Shares to be issued under the Plan, the Board may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part. This Plan shall terminate upon the payment of Bonus Amounts, if any, associated with all Performance Periods, provided that the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension.

Annex B

ANNUAL SENIOR EXECUTIVE BONUS PLAN
Adopted on March 15, 2011
1.	PURPOSE
The purpose of the Annual Senior Executive Bonus Plan (the “Plan”) is to further the profitability of American Financial Group, Inc. (the “Company”) to the benefit of the shareholders of the Company through promoting high levels of corporate performance by including performance-based compensation as a component of a Plan participant’s annual compensation.
2.	DEFINITIONS
When used in the Plan, the following terms have the following meanings.
2.1. “Board” means the Board of Directors of the Company.
2.2. “Bonus Year” means a calendar year.
2.3. “Code” means the Internal Revenue Code of 1986, as amended.
2.4. “Committee” means the committee appointed by the Board as described under Section 3.
2.5. “Performance Criteria” means the objective targets selected by the Committee to measure performance, the outcome of which is substantially uncertain at the time selected, for a Bonus Year which shall be based upon one or more of the following performance-based business criteria, either on a Company, Subsidiary, division, business unit or line of business basis or in comparison with peer group performance or to an index, as the Committee deems appropriate: net income or operating income; net income per share or operating income per share; aggregate or per-share book value or adjusted book value; written premiums (net or gross); return measures (including, but not limited to, return on assets, investment portfolio, capital, invested capital, equity, sales, or premiums); cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); combined ratios; share price (including, but not limited to, growth measures and total shareholder return); and increase in or maintenance of the Company’s market share. In the discretion of the Committee at the time of the annual selection of Performance Criteria for the Bonus Year, any Performance Criteria may be calculated after accounting for specified adjustments.
2.6. “Subsidiary” means a subsidiary of the Company within the meaning of Code Section 424(f).
3.	ADMINISTRATION
Bonuses under the Plan are intended to be performance-based compensation for purposes of Section 162(m)(4)(C) of the Code. Except as otherwise expressly provided in this Plan, the Plan shall be administered by the Compensation Committee or a successor committee or subcommittee of the Board comprised solely of two or more “outside directors” as defined pursuant to Section 162(m) of the Code. Subject to the provisions of the Plan (and to the approval of the Board where specified in the Plan), the Committee shall have exclusive power to determine the Performance Criteria applicable to bonuses and all other terms and conditions (including performance requirements) to which the payment of the bonuses may be subject and to certify that Performance Criteria are attained. Subject to the provisions of the Plan, the Committee shall have the authority to interpret the Plan and establish, adopt or revise such rules and regulations and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan and all of its actions and decisions with respect to the Plan shall be final, binding and conclusive on all parties.

4.	PLAN TERM
The Plan shall remain in effect from the date of approval by the Board until terminated or suspended by the Board as provided in Section 12.
5.	PARTICIPATION
Subject to the approval of the Committee, each of the Company’s Co-Chief Executive Officers and Senior Vice Presidents, if any, shall participate in the Plan (the “Participants”).
6.	ESTABLISHMENT OF INDIVIDUAL BONUS TARGETS AND PERFORMANCE CRITERIA
The Committee shall approve annually the individual target amount of bonus (the “Bonus Target”) that may be awarded to each Participant. In no event shall the establishment of any Participant’s Bonus Target give a Participant any right to be paid all or any part of such amount unless and until a bonus is actually awarded pursuant to Section 7.
The Committee shall establish annually the specific Performance Criteria to be used to determine the amount of bonus, if any, to be paid to each Participant under the Plan.
7.	DETERMINATION OF BONUSES AND TIME OF PAYMENT
As soon as practicable after the end of each Bonus Year, the Committee shall determine whether or not the Performance Criteria of each Participant have been attained and shall determine the amount of the bonus, if any, to be awarded to each Participant for such year according to the terms of this Plan. Such bonus determinations shall be based on achievement of the Performance Criteria for such Bonus Year. The Committee shall certify in writing that the Performance Criteria have been achieved prior to payment of any bonus under the Plan. The payment, if any, of a bonus amount shall take place between February 1 and March 31 following any Bonus Year. The Participant must continue to be employed through the last day of the Bonus Year to be eligible for the bonus.
Once the bonus is so determined for each Participant, it shall be paid in cash. The maximum amount which may be awarded to any Participant for any Bonus Year shall be $5,000,000.
8.	TERMINATION OF EMPLOYMENT
Notwithstanding the requirement to be employed on the last day of the Bonus Year in order to be eligible for payment of the Bonus Amount described in Section 7, if a Participant’s employment with the Company is terminated during a Performance Period for which Performance Criteria have been attained for any reason other than discharge for “cause,” the Committee, in its sole discretion, may determine that the Participant is entitled to a portion of the Bonus Amount that is determined at the end of the Bonus Year and payable at the time specified in Section 7. This provision only provides discretion in determining whether to waive the employment requirement. In the event the employment requirement is waived, the bonus amount payable shall be a pro rata amount based on the number of months of the Participant’s employment during the Performance Period with the month of termination counting as a full month of employment. For purposes of the Plan, “cause” shall mean: (i) a Participant’s failure or refusal to materially perform his duties; (ii) a Participant’s failure or refusal to follow material directions of the Board or any other act of material insubordination on the part of Participant; (iii) the commission by a Participant of an act of fraud or embezzlement against the Company; or (iv) any conviction of, or plea of guilty or nolo contendere to, a felony by a Participant.

In the event of a Participant’s discharge for cause from the employment of the Company or a Subsidiary, as the case may be, he shall not be entitled to any amount of bonus.
9.	COMPLIANCE WITH SECTION 409A OF THE CODE
It is intended that this Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that reflects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, bonus amounts shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Participant to the additional tax imposed under Section 409A of the Code. The amounts payable pursuant to this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible.
10.	RECOUPMENT
In the event of a restatement of materially inaccurate financial results, the Committee has the discretion to recover bonus awards that were paid under the Plan to a Participant with respect to the period covered by the restatement. If the payment of a bonus award would have been lower had the achievement of applicable financial performance targets been calculated based on such restated financial results, the Committee may, if it determines appropriate in its sole discretion, to the extent permitted by law, recover from the Participant the portion of the bonus award paid in excess of the payment that would have been made based on the restated financial results. The Company will not seek to recover bonus awards paid more than three years after the date the Company files the report with the Securities and Exchange Commission that contained the incorrect financial results. This Section 10 is in addition to, and not in lieu of, any requirements under any applicable law or regulation, including but not limited to the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and shall apply notwithstanding anything to the contrary in the Plan.
11.	MISCELLANEOUS
11.1. Government and Other Regulations. The obligation of the Company to make payment of bonuses shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.
11.2. Tax Withholding. The Company or a Subsidiary, as appropriate, shall have the right to deduct from all bonuses paid in cash any federal, state or local taxes required by law to be withheld with respect to such cash payments.
11.3. Claim to Bonuses and Employment Rights. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a Subsidiary.
11.4. Beneficiaries. Any bonuses awarded under this Plan to a Participant who dies prior to payment shall be paid as specified in Section 7 to the beneficiary designated by the Participant on a form filed with the Company. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company. If the Participant dies during a Bonus Year and while employed, the payment shall be made at the end of the Performance Period at the time specified in Section 7 and shall be a pro rata amount based on the Participant’s months of employment during the Performance Period prior to death with the month of death counting as a full month of employment.

11.5. Nontransferability. A person’s rights and interests under the Plan may not be assigned, pledged or transferred except, in the event of a Participant’s death, to his designated beneficiary as provided in the Plan or, in the absence of such designation, by will or the laws of descent and distribution.
11.6. Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company (to the extent permitted by the Articles of Incorporation and Code of Regulations of the Company and applicable law) against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him, in satisfaction of judgment in any such action, suit or proceeding against him. He shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation or Code of Regulations, as a matter of law or otherwise or of any power that the Company may have to indemnify him or hold him harmless.
11.7. Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent certified public accountants of the Company or of its Subsidiaries or upon any other information furnished in connection with the Plan by any officer or director of the Company or any of its Subsidiaries. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.
11.8. Expenses. The expenses of administering the Plan shall be borne by the Company and its subsidiaries in such proportions as shall be agreed upon by them from time to time.
11.9. Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.
11.10. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and, in the event of any conflict between any such title or heading and the text of the Plan, such text shall control.
12.	AMENDMENT AND TERMINATION
The Board may at any time terminate the Plan. The Board may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part. Notwithstanding the foregoing, the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension.

AMERICAN FINANCIAL GROUP, INC. 1 EAST FOURTH STREET CINCINNATI, OH 45202 ATTN: KARL GRAFE	VOTE BY INTERNET - www.proxyvote.com
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	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:	☐	☐	☐

1. Election of Directors
Nominees

01 Carl H. Lindner	02 Carl H. Lindner III	03 S. Craig Lindner	04 Kenneth C. Ambrecht	05 Theodore H. Emmerich
06 James E. Evans	07 Terry S. Jacobs	08 Gregory G. Joseph	09 William W. Verity	10 John I. Von Lehman

The Board of Directors recommends you vote
FOR proposals 2, 3, 4 and 5.		For	Against	Abstain	The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

2	Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2011.	☐	☐	☐	6	Advisory Vote on the Frequency of Future Advisory Votes on Compensation of Named Executive Officers.	☐	☐	☐	☐

3	Proposal to Approve the Co-CEO Equity Bonus	☐	☐	☐	The Board of Directors recommends you vote
	Plan.				AGAINST proposals 7 and 8.			For	Against	Abstain

4	Proposal to Approve the Annual Senior Executive Bonus Plan.	☐	☐	☐	7	Shareholder Proposal Regarding Employment Matters.		☐	☐	☐

5	Advisory Vote on Compensation of Named Executive Officers.	☐	☐	☐	8	Shareholder Proposal Regarding Board Composition		☐	☐	☐

						.
					NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No

Please indicate if you plan to attend this meeting		☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

AMERICAN FINANCIAL GROUP. INC.
Annual Meeting of Shareholders
May 11, 2011, 11:30 a.m. EDT
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Karl J. Grafe and Mark A. Weiss, and either of them, attorneys and proxies, with the power of substitution to each, to vote all shares of common stock of the Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 11, 2011 at 11:30 A.M., on the matters set forth on the reverse side (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company), and on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side